UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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III Cascade Plaza
Akron, Ohio 44308

March 10, 2010

To Our Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”) to be held on April 21, 2010, at 10:00 A.M., Eastern Daylight Time, at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

At the Annual Meeting, you will be asked to elect twelve directors whose terms will expire at the Annual Meeting in 2011. Enclosed with this letter is a notice of annual meeting together with a proxy statement, which contains information with respect to the nominees for director. Each of the director nominees is currently serving as a director of FirstMerit. In addition, you are also being asked to ratify the Audit Committee’s selection of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Finally, you are being asked to consider and approve the adoption of certain amendments to FirstMerit’s Second Amended and Restated Articles of Incorporation and Second Amended and Restated Code of Regulations. The Board of Directors recommends that you vote “FOR” each of the director nominees and “FOR” each of the other proposals.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2010
CORPORATE GOVERNANCE
PROPOSAL 1 -- ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION DISCUSSION AND ANALYSIS
THE COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 -- APPROVAL OF AMENDMENTS TO ARTICLE FOURTH AND ANNEX A OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL 4 -- APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS
PROPOSAL 5 -- APPROVAL OF AMENDMENTS TO ARTICLE SEVENTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL 6 -- APPROVAL OF AMENDMENTS TO ARTICLE EIGHTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL 7 -- APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 4 OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS
INCORPORATION BY REFERENCE

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 21, 2010

The Annual Meeting of Shareholders of FirstMerit Corporation (“FirstMerit” or the “Company”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308, on Wednesday, April 21, 2010, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

1.	To elect twelve directors;

2.	To ratify the selection of Ernst & Young LLP as FirstMerit’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To consider and vote upon a proposal to amend FirstMerit’s Second Amended and Restated Articles of Incorporation (the “Articles”) by eliminating Part C of Article FOURTH and Annex A, which contain the express terms and standard provisions of the Company’s previously issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A;

4.	To consider and vote upon a proposal to amend Article III, Section 2, of FirstMerit’s Second Amended and Restated Code of Regulations (the “Regulations”) to authorize the Board of Directors to establish the number of directors within a range from nine to 15 without shareholder approval and to establish the current number of directors at 12;

5.	To consider and vote upon a proposal to amend Article SEVENTH of the Articles to include a provision that would allow shareholders to approve, by a majority of the voting power of FirstMerit, any matter that otherwise could require the approval of two-thirds or any other proportion (but less than all) of the voting power of the Company under Ohio law, and to eliminate the need to obtain shareholder approval for certain smaller business combinations and mergers;

6.	To consider and vote upon a proposal to amend Article EIGHTH of the Articles to include a provision that would allow shareholders to approve all amendments to the Articles by a majority of the voting power of FirstMerit;

7.	To consider and vote upon a proposal to amend Article III, Section 4 of the Regulations to eliminate the provision requiring good cause for shareholders to remove a director during the term of office for which the director was elected; and

8.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 22, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Judith A. Steiner
Secretary

Akron, Ohio

March 10, 2010

FirstMerit Corporation

PROXY STATEMENT

March 10, 2010

This proxy statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation (“FirstMerit” or the “Company”), an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Wednesday, April 21, 2010, at 10:00 A.M., Eastern Daylight Time, and at any adjournment thereof. The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the Annual Meeting, please contact Investor Relations at (330) 384-7020. This proxy statement, together with the related proxy and FirstMerit’s 2009 Annual Report to Shareholders, are being mailed to the shareholders of Company on or about March 10, 2010. FirstMerit® is a registered trademark of the Company.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held on Wednesday, April 21, 2010, at 10:00 A.M., Eastern Daylight Time, at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

Why did I Receive these Proxy Materials?

You have received these proxy materials because FirstMerit’s Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that FirstMerit is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

FirstMerit’s Board of Directors has set February 22, 2010, as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 22, 2010, there were 86,989,665 shares of FirstMerit common stock, no par value (the “Common Shares”), outstanding. Each Common Share entitles the holder to one vote on each item to be voted upon at the Annual Meeting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. FirstMerit has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, FirstMerit is offering shareholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on April 20, 2010.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on February 22, 2010 in order to vote in person.

What if My Shares are Held through the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan?

If you participate in the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”) and have money invested in the FirstMerit common stock fund, you can instruct the trustee of the 401(k) Plan how to vote those shares.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL 1 — ELECTION OF DIRECTORS;”

•	“FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 under “PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;”

•	“FOR” the approval of the proposal to amend Article FOURTH and Annex A of FirstMerit’s Articles under “PROPOSAL 3 — APPROVAL OF AMENDMENTS TO ARTICLE FOURTH AND ANNEX A OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION;”

•	“FOR” the approval of the proposal to amend Article III, Section 2, of FirstMerit’s Regulations under “PROPOSAL 4 — APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS;”

•	“FOR” the approval of the proposal to amend Article SEVENTH of FirstMerit’s Articles under “PROPOSAL 5 — APPROVAL OF AMENDMENTS TO ARTICLE SEVENTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION;”

•	“FOR” the approval of the proposal to amend Article EIGHTH of FirstMerit’s Articles under “PROPOSAL 6 — APPROVAL OF AMENDMENTS TO ARTICLE EIGHTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION;” and

•	“FOR” the approval of the proposal to amend Article III, Section 4, of FirstMerit’s Regulation under “PROPOSAL 7— APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 4, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, FirstMerit did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with respect to the same shares;

•	the execution of a later casted Internet or telephone vote with respect to the same shares;

•	giving notice in writing to the Corporate Secretary at FirstMerit Corporation, III Cascade Plaza, Akron, Ohio 44308; or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on February 22, 2010. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $15,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

At least 43,494,833 Common Shares of FirstMerit must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote”

occurs when a shareholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on that proposal.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required

• PROPOSAL 1 — ELECTION OF DIRECTORS	• Election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of FirstMerit’s Common Shares at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees specified in the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum.

• PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	• The proposal to ratify the selection of FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of Common Shares entitled to exercise a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 2. Broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, therefore, will have the same effect as votes against Proposal 2.

• PROPOSAL 3 — APPROVAL OF AMENDMENTS TO ARTICLE FOURTH AND ANNEX A OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION	• The proposal to approve amendments to Article FOURTH and Annex A of FirstMerit’s Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 3. Abstentions and broker non-votes will have the same effect as votes against Proposal 3.

• PROPOSAL 4 — APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS	• The proposal to approve amendments to Article III, Section 2, of FirstMerit’s Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 4. Abstentions and broker non-votes will have the same effect as votes against Proposal 4.

Proposal	Vote Required

• PROPOSAL 5 — APPROVAL OF AMENDMENTS TO ARTICLE SEVENTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION	• The proposal to approve amendments to Article SEVENTH of FirstMerit’s Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 5. Abstentions and broker non-votes will have the same effect as votes against Proposal 5.

• PROPOSAL 6 — APPROVAL OF AMENDMENTS TO ARTICLE EIGHTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION	• The proposal to approve amendments to Article EIGHTH of FirstMerit’s Articles requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 6. Abstentions and broker non-votes will have the same effect as votes against Proposal 6.

• PROPOSAL 7 — APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 4, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS	• The proposal to approve amendments to Article III, Section 4, of FirstMerit’s Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 7. Abstentions and broker non-votes will have the same effect as votes against Proposal 7.

Under Ohio law, FirstMerit’s Articles, and its Regulations, the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes in the election of directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “WITHHOLD AUTHORITY” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A detailed summary of this policy is set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on page [  ] of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2010

The proxy statement, Form 10-K for the year ended December 31, 2009 and the 2009 Annual Report to shareholders are available at [            ].

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit is currently comprised of 13 members, twelve of which are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “PROPOSAL 1 — ELECTION OF DIRECTORS” beginning on page [  ] of this proxy statement. In 2009, the Board of Directors affirmatively determined that all of the directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC ( the “Nasdaq”):

Steven H. Baer	Gina D. France
Karen S. Belden	Terry L. Haines
R. Cary Blair	J. Michael Hochschwender
John C. Blickle	Clifford J. Isroff
Robert W. Briggs	Richard N. Seaman
Richard Colella

The only current directors of FirstMerit that have not been deemed independent by the Board of Directors are Philip A. Lloyd II and Paul G. Greig, FirstMerit’s Chairman, President and Chief Executive Officer (“CEO”).

During 2009, certain current directors and executive officers of FirstMerit, and their associates, were customers of, and had banking transactions with, various subsidiaries of FirstMerit, including the Company’s subsidiary bank (and its wealth management services) and FirstMerit’s mortgage subsidiary. All relationships between any director or executive officer and FirstMerit or any of its subsidiaries are conducted in the ordinary course of business. FirstMerit encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions, including equipment leasing transactions, were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to FirstMerit; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a director’s independent judgment in carrying out the responsibilities of any director.

In reviewing the independence of Richard Colella, the Board of Directors considered the relationship between FirstMerit and the law firm of Colella & Weir, P.L.L. Mr. Colella is currently a partner of Colella & Weir, P.L.L.; however, such law firm received fees of less than $120,000 for the performance of legal services in 2009.

The law firm of Vorys, Sater, Seymour and Pease LLP (“Vorys”) performed legal services for FirstMerit and its subsidiaries in 2009. The fees received by Vorys were less than 5% of the firm’s gross revenues. Philip A. Lloyd II was Of Counsel with Vorys during 2009. Mr. Lloyd’s compensation from Vorys is not directly or indirectly related to the legal fees generated by FirstMerit, and the Board of Directors does not believe that Mr. Lloyd has a direct or indirect material interest in the legal fees paid by the Company to Vorys. While the Board of Directors feels that Mr. Lloyd’s relationship with Vorys does not interfere with his exercise of independent judgment in carrying out his responsibilities as a director, the Board nonetheless concluded that Mr. Lloyd’s relationship gave rise to an appearance of a potential conflict and, therefore, determined that he should not be considered an independent director.

Certain Relationships and Related Transactions

Under FirstMerit’s Insider Activities Policy, the Audit Committee has delegated to the Corporate Governance and Nominating Committee the responsibility of reviewing and approving all related party transactions. The Insider Activities Policy is a written policy that covers all transactions that are reportable under Item 404 of Regulation S-K. Extensions of credit by FirstMerit and its banking subsidiaries to “insiders”

of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is FirstMerit’s policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis (such as loans made by FirstMerit’s bank subsidiary to an insider) or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of FirstMerit: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectibility or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 10 meetings during 2009. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with FirstMerit’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the members of the Board of Directors attended the 2009 Annual Meeting held on April 15, 2009.

Board Leadership and Lead Independent Director

Since his appointment as President and CEO in 2006, Paul G. Greig has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Greig is best situated to serve as Chairman of Board based upon his significant leadership position with FirstMerit and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Greig’s combined roles as Chairman and CEO position him to effectively identify FirstMerit’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of FirstMerit’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Greig’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote FirstMerit’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and CEO is essential to FirstMerit’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decision regarding management. In order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, the Board of Directors created the position of Lead Independent Director in 2003, with Clifford J. Isroff serving as Lead Independent Director since that time. As Lead Independent Director, Mr. Isroff is responsible for chairing the Board’s Executive Committee and for presiding at all executive sessions of the Board. In addition, Mr. Isroff acts as an active liaison between management and FirstMerit’s non-employee directors, maintaining frequent contact both with Mr. Greig to advise him on the progress of Board committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting FirstMerit’s strategic development with the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to FirstMerit.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Executive Committee; and (v) Risk Management Committee. Each committee meets on a regular basis and reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of FirstMerit. The Audit Committee members currently are John C. Blickle (Chair), Karen S. Belden, Gina D. France and J. Michael Hochschwender. The Board has determined that it has two “audit committee financial experts” serving on its Audit Committee. John C. Blickle and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the Nasdaq listing requirements. Mr. Blickle acquired these attributes through education and experience as a certified public accountant. Ms. France acquired these attributes through education and her experience in the investment banking industry. All of the Audit Committee members are considered independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and Nasdaq rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on FirstMerit’s website at www.firstmerit.com. The Audit Committee held five meetings during 2009.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans): (i) FirstMerit’s equity plans; (ii) the Executive Cash Incentive Plan (the “ICP”); (iii) the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”); (iv) the Executive Life Insurance Program; and (v) the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”). In addition, the Compensation Committee is involved in administering: (a) the Pension Program for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”); (b) the Supplemental Executive Retirement Plan (the “SERP”); (c) the 2008 Supplemental Executive Retirement Plan (the “2008 SERP”); (d) the Unfunded Supplemental Benefit Plan (the “Excess Plan”); (e) the 2008 Unfunded Supplemental Benefit Plan (the “2008 Excess Plan”); and (f) the 401(k) Plan. The Compensation Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. However, FirstMerit’s CEO may not be in attendance during any portion of a meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Compensation Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough Management Company (“Gough”), in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2009, Gough: (i) prepared information for the Compensation Committee on competitive compensation levels and practices; (ii) compiled information relating to CEO compensation from selected peer banks; (iii) commented on ICP performance measures, including performance parameters and payouts; (iv) aided in determining long-term equity awards; and (v) assisted the Compensation Committee in reviewing the executive compensation recommendations presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough. The members of the Compensation Committee are R. Cary Blair (Chair), Terry L. Haines, J. Michael Hochschwender, Clifford J. Isroff and Richard N. Seaman. All members of the Compensation Committee are considered independent for purposes of the Nasdaq listing requirements. The Compensation Committee held six meetings in 2009. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page [  ].

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) develop and recommend to the Board of Directors a set of corporate governance principles applicable to FirstMerit; (iii) lead the Board of Directors in its annual review of the Board’s performance; and (iv) review, evaluate and approve all related party transactions. The Corporate Governance and Nominating Committee consists of Clifford J. Isroff (Chair), John C. Blickle and Gina D. France. All members of the Corporate Governance and Nominating Committee are independent for purposes of the Nasdaq listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Committee. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on FirstMerit’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee held three meetings in 2009.

Executive Committee

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. Additionally, the Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session, except in certain limited circumstances. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II. During 2009, the Executive Committee held 11 meetings.

Risk Management Committee

The Risk Management Committee oversees and monitors the lending activities of FirstMerit’s subsidiaries, in order to help assure such activities are conducted in accordance with FirstMerit’s overall credit policies. Towards this end, the Risk Management Committee monitors the level and trend of key risks to FirstMerit and its subsidiaries and oversees management’s implementation and enforcement of the Company’s risk management framework. The members of the Risk Management Committee are Philip A. Lloyd II (Chair), Karen S. Belden, John C. Blickle, Robert W. Briggs, Richard Colella and Clifford J. Isroff. The Risk Management Committee held eight meetings during 2009. The Risk Management Committee operates under a written charter, a copy of which is available on FirstMerit’s website at www.firstmerit.com. Additional information regarding the Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page [  ].

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, under the Articles and the Regulations, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of FirstMerit. Nevertheless, it is the policy of the Board of Directors that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board. Thereafter, the Board of Directors will consider the resignation offer and whether to accept it or reject it. In considering whether to accept or reject the tendered resignation, the Board of Directors will consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes; (ii) the qualifications and performance of the tendering director(s); and (iii) his or her contributions to the Board of Directors and FirstMerit. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of Directors’ determination, FirstMerit will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Board’s consideration or action regarding whether to accept or decline the resignation offer. If a majority of the Board of Directors receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

To protect the interests of FirstMerit and its shareholders, the Board of Directors has implemented a policy for the clawback of incentive payments in the event an executive officer’s conduct leads to a restatement of the Company’s financial results. If the Board of Directors learns of any misconduct by an executive officer that contributed to FirstMerit having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board of Directors shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. FirstMerit may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board of Directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although FirstMerit’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

Shareholder Rights Plans

The Board of Directors evaluated and allowed FirstMerit’s shareholder rights plan to expire by its terms in 2006. The Board of Directors discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. The Board of Directors considered that rights plans can be effective to protect shareholders and FirstMerit from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board of Directors noted that such plans have been effective in connection with bids for control of other companies by giving directors time to evaluate offers, investigate alternatives and take steps necessary to maximize shareholder value. The Board of Directors also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to FirstMerit’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	FirstMerit’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•	at least a majority of the independent directors of the Board of Directors, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If a shareholder rights plan is put to a shareholder vote by the Board of Directors and is not approved by a majority of the votes cast on the matter, then such plan will terminate immediately after the vote has been certified by the inspector of elections.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for directors of FirstMerit recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which FirstMerit does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of FirstMerit;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of Nasdaq.

As listed above, diversity of viewpoints, background, experience and other demographics is one of several criteria on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

Under the Corporate Governance Guidelines, a director who is age 72 or older at the time of election shall not stand for re-election; provided, however, the Corporate Governance and Nominating Committee retains the authority to recommend to the Board of Directors that a director age 72 or older may stand for re-election. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of FirstMerit no later than: (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.	The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and FirstMerit, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and FirstMerit);

5.	A description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a director of FirstMerit if so elected;

7. Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to FirstMerit or how the candidate would vote or serve as a director;

8.	Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.	All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with FirstMerit, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of FirstMerit owned of record and beneficially owned by the shareholder;

C.	A representation that the shareholder is a holder of record of FirstMerit Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to FirstMerit Common Shares;

G.	Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with FirstMerit;

H.	The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving FirstMerit and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

J.	If the shareholder is other than an individual: (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles); (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; (iii) the names and addresses of each person that would be deemed to control the shareholder; and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, CEO, and other controlling parties.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy materials to be provided to shareholders of FirstMerit for its 2011 Annual Meeting may be made only by a qualified shareholder and must be received by FirstMerit no later than November 9, 2010.

If a shareholder intends to submit a proposal at FirstMerit’s 2011 Annual Meeting that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by January 23, 2011, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2011. The submission of such a notice does not ensure that a proposal can be raised at FirstMerit’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual director at the address of FirstMerit or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at the address of FirstMerit or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FirstMerit’s directors, officers and persons who own beneficially more than ten percent of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to it by Section 16 Filers that no delinquent filings occurred during 2009.

PROPOSAL 1 — ELECTION OF DIRECTORS

In October 2007, the Board of Directors approved, and recommended to the shareholders that they approve, a proposal to amend the Regulations to phase out the classification of the Board of Directors and to provide for the annual election of directors. Under the terms of the proposal, those directors previously elected for three-year terms would complete their three-year term, while directors nominated for re-election at the 2008 Annual Meeting would serve a one-year term expiring at the 2009 Annual Meeting. Ultimately, at the 2008 Annual Meeting, shareholders approved the proposed declassification amendment. As of the 2010 Annual

Meeting, the Board of Directors will have completed its tiered declassification process, with all current directors’ terms expiring as of the Annual Meeting.

The Regulations provide that the number of directors is determined by a resolution adopted by shareholders. Presently, the shareholders have fixed the number of directors at 15 and there are currently 13 directors in office, all of which have a term expiring at the Annual Meeting. Under the Corporate Governance Guidelines, a director who is age 72 or older at the time of election shall not stand for re-election unless the Corporate Governance and Nominating Committee determines that it is in the best interest of FirstMerit for such director to stand for re-election. Messrs. Colella and Isroff, whose terms as director expires at the Annual Meeting, have each reached the age of 72. However, the Corporate Governance and Nominating Committee and the Board of Directors have determined to nominate Messrs. Collella and Isroff for re-election based upon their significant accomplishments and leadership contributions as directors of FirstMerit. Additionally, on February 18, 2010, Richard N. Seaman notified FirstMerit that he would be retiring from service as a director at the completion of his current term. Mr. Seaman’s term as a director will expire at the Annual Meeting. The Board has nominated each of 12 director nominees for re-election and to serve as directors with a term expiring at the 2011 Annual Meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

The following information, as of February 22, 2010, with respect to the age, principal occupation or employment, other affiliations and business experience during the last five years of each director and director nominee, has been furnished to FirstMerit by each director. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTORS
(Term Expiring in 2011)

Steven H. Baer, Age 60

Mr. Baer has served as a director of FirstMerit since 2007 and is a member of the Audit Committee. Mr. Baer currently is Managing Member of Rally Capital Services, LLC, Chicago, Illinois, a private investment banking and financial consulting firm, and holds a B.A. and an M.B.A. in Economics from the University of Denver. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Baer has developed through his educational background in economics and his professional experiences in commercial banking, real estate and investment banking allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Karen S. Belden, Age 67

Ms. Belden has served as a director of FirstMerit since 1996 and is a member of the Company’s Audit and Risk Management Committees. Ms. Belden currently is a realtor with DeHoff Realtors, Canton, Ohio and is active with the Stark County, Ohio Board of Realtors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Belden has developed through her extensive experience in the real estate field, as well as her knowledge of the northeast Ohio business community and markets, and her experience as a director of FirstMerit, allow her to provide continued local business and real estate expertise to the Board of Directors and has nominated her for re-election.

R. Cary Blair, Age 70

Mr. Blair has served as a director of FirstMerit since 1996 and is a member of the Company’s Compensation and Executive Committees. Formerly, Mr. Blair served as Chairman and CEO of the Westfield Group, Westfield Center, Ohio, a group of financial services and insurance companies, and as a director for The Davey Tree Expert Company, a public company provider of horticultural services based in Kent, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blair has developed through his leadership experience in the financial services and insurance fields and his experiences as a director of FirstMerit and The Davey Tree Expert Company, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

John C. Blickle, Age 59

Mr. Blickle has served as a director of FirstMerit since 1990 and is a member of the Company’s Audit, Corporate Governance and Nominating, Executive and Risk Management Committees. Mr. Blickle is the President of Rubber City Arches, LLC, Akron, Ohio, which is the owner and operator of 22 McDonald’s franchises located throughout northeast Ohio. Previously, Mr. Blickle served in the accounting field and has extensive public accounting experience qualifying him as a financial expert for purposes of serving on and chairing the Audit Committee of the Board of Directors. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Blickle has developed through his educational background in business and accounting, his business and leadership experiences in the northeast Ohio market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued accounting, local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Robert W. Briggs, Age 68

Mr. Briggs has served as a director of FirstMerit since 1996 and is a member of the Company’s Executive and Risk Management Committees. Mr. Briggs is the President of the GAR Foundation, Chair-elect of the John S. and James L. Knight Foundation, and a Partner and Chairman Emeritus of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Briggs has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, his leadership roles in philanthropic foundations, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Richard Colella, Age 74

Mr. Colella has served as a director of FirstMerit since 1998 and is a member of the Company’s Risk Management Committee. Mr. Colella is the Managing Partner of the law firm of Colella & Weir, P.L.L., Lorain, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Colella has developed through his education and experiences in the legal field generally and in the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

Gina D. France, Age 51

Ms. France has served as a director of FirstMerit since 2004 and is a member of the Company’s Audit and Corporate Governance and Nominating Committees. Ms. France is the President of France Strategic Partners LLC, Medina, Ohio, a private strategic and transaction advisory firm. Previously, Ms. France served as an investment banker with Lehman Brothers and a managing director of Ernst & Young LLP, providing her with education and business experiences qualifying her as a financial expert for purposes of serving on the Audit Committee of the Board of Directors. Ms. France holds a Master of Management (Finance) degree from the J.L. Kellogg Graduate School of Management at Northwestern University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. France has developed through her education and leadership experiences in the investment banking, accounting and financial services industries, allow her to provide continued financial and regional business expertise to the Board of Directors and has nominated her for re-election.

Paul G. Greig, Age 54

Mr. Greig has served as Chairman, President and CEO of FirstMerit since 2006 and is a member of the Company’s Executive Committee. Mr. Greig is also the Chairman, President and CEO of FirstMerit Bank, N.A. Prior to joining FirstMerit, Mr. Greig served as President and CEO of Charter One Bank, Illinois from 2005-2006 and President and CEO of Bank One, Wisconsin from 1999-2005. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Greig has developed through his education and experiences in the banking and financial services industries, as well as his significant leadership positions with FirstMerit, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Terry L. Haines, Age 63

Mr. Haines has served as a director of FirstMerit since 1991 and is a member of the Company’s Compensation Committee. Mr. Haines is currently retired and serves as a director of Ameron International Corporation, a public company producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products. Formerly, Mr. Haines served as Chairman, President and CEO of A. Schulman, Inc., Akron, Ohio, a public company manufacturer and wholesaler of plastic materials. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Haines has developed through his public company leadership experiences, his knowledge of the northeast Ohio business market, as well as his knowledge and experience as a director of FirstMerit, allow him to provide continued regional business and public company leadership expertise to the Board of Directors and has nominated him for re-election.

J. Michael Hochschwender, Age 49

Mr. Hochschwender has served as a director of FirstMerit since 2005 and is a member of the Company’s Audit and Compensation Committees. Mr. Hochschwender is the President and CEO of The Smithers Group, Akron, Ohio, a private group of companies that provides technology-based services to global clientele in a broad range of industries, and holds an M.B.A. from the Wharton School of Business, University of Pennsylvania. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Hochschwender has developed through his education and business leadership experiences in the northeast Ohio business market allow him to provide continued regional business and leadership expertise to the Board of Directors and has nominated him for re-election.

Clifford J. Isroff, Age 73

Mr. Isroff has served as a director of FirstMerit since 1981 and has served as the Company’s Lead Independent Director since 2003. Mr. Isroff is a member of FirstMerit’s Compensation, Nominating and Corporate Governance, Executive and Risk Management Committees. Mr. Isroff is currently retired and is actively involved with a number of significant non-profit organizations in the northeast Ohio area. Formerly, Mr. Isroff was the Chairman and Secretary of I Corp., Akron, Ohio, a manufacturing holding company, as well as the President and Chief Operating Officer of Sterling Jewelers, Akron, Ohio, which was acquired by Signet Group plc. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Isroff has developed through his leadership and business experiences in the northeast Ohio business market, as well as experience as a director of FirstMerit and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Philip A. Lloyd II, Age 63

Mr. Lloyd has served as a director of FirstMerit since 1988 and is a member of the Company’s Risk and Executive Committees. Mr. Lloyd currently is Of Counsel with the Vorys law firm, Akron, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Lloyd has developed through his education and extensive experiences in the legal field and the northeast Ohio business market, his knowledge and experience as a director of FirstMerit, as well as his significant ownership interest in FirstMerit, allows him to provide continued legal and local business expertise to the Board of Directors and has nominated him for re-election.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 22, 2010 (except as otherwise indicated by footnote) regarding the beneficial ownership of the Common Shares of FirstMerit by each director, each director nominee, each of the named executive officers of the Company appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of FirstMerit as a group and by each person known to the Company to own 5% or more of its Common Shares. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

		Number of Common Shares(1)				Percent of
Name	Sole Voting(2)(3)	Shared Voting		Options	Total	Class(4)

Steven H. Baer	3,915	—		—	3,915	*
Karen S. Belden	31,106	—		27,346	58,502	*
R. Cary Blair	29,078	1,621		29,831	60,530	*
John C. Blickle	29,584	28,819		29,831	88,234	*
Robert W. Briggs	14,714	—		29,831	44,545	*
Richard Colella	15,024	810		29,831	45,665	*
Gina D. France	5,639	—		9,132	14,771	*
Paul G. Greig	182,841	—		50,734	233,575	*
Terry L. Haines	44,023	—		27,396	71,419	*
J. Michael Hochschwender	8,350	1,121		6,088	15,559	*
Clifford J. Isroff	22,938	—		29,831	52,769	*
Philip A. Lloyd II	58,092	363,056	(5)	29,831	450,979	*
Richard N. Seaman	15,832	—		29,831	45,663	*
Terrence E. Bichsel	54,867	—		236,219	291,086	*
William P. Richgels	45,729	—		10,147	55,876	*
David G. Goodall	10,145	—		—	10,145	*
Kenneth A. Dorsett	12,785	—		—	12,785	*
All directors, named executive officers and other executive officers as a group (21 persons)	703,266	395,427		909,393	2,008,086	2.3%
5% Or Greater Shareholders
BlackRock, Inc.(6)					7,675,782	8.8%
Capital World Investors and The Income Fund of America, Inc.(7)					4,325,000	5.0%

*	Indicates less than 1% beneficial ownership.

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options within the next 60 days.

(2)	Includes the following number of restricted Common Shares for which the person has the right to vote, but not dispose of such Common Shares: 333 to Mr. Baer; 107,316 to Mr. Greig; 24,499 for Mr. Bichsel; 31,132 for Mr. Richgels; 9,950 for Mr. Dorsett; 10,145 for Mr. Goodall; and 222,704 for all executive officers and directors as a group.

(3)	Excludes the following number of Common Shares deemed to be held under FirstMerit’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such Common Shares: 18,384 for Ms. Belden; 61,252 for Mr. Blickle; 11,930 for Mr. Briggs; 6,115 for Mr. Colella; 9,018 for Ms. France; 36,745 for Mr. Haines; 7,737 for Mr. Hochschwender; 3,438 for Mr. Seaman; 50,414 for Mr. Bichsel; 65 for Mr. Goodall; and 212,211 for all executive officers and directors as a group.

(4)	For all directors and executive officers, the percentage of class is based upon the sum of 86,989,665 Common Shares issued and outstanding on February 22, 2010 and the number of shares of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of February 22, 2010. For all entities that are listed as beneficial owners of

5% or more of the Common Shares, the percentage of class is based upon 86,989,665 Common Shares issued and outstanding on February 22, 2010.

(5)	Mr. Lloyd disclaims beneficial ownership with respect to 254,713 Common Shares held by his spouse directly. The reported beneficial ownership of Mr. Lloyd also includes 108,343 Common Shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney.

(5)	As reported in a Schedule 13G filed with the SEC on January 29, 2010. The principal business address of BlackRock, Inc. is 40 52nd Street, New York, New York 10022.

(6)	As reported in a Schedule 13G filed with the SEC on February 11, 2010. The principal business address of Capital World Investors and The Income Fund of America, Inc. is 333 South Hope Street, Los Angeles, California 90071.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for FirstMerit’s named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding the Company’s named executive officers. For 2009, FirstMerit’s named executive officers were:

Name	Title

Paul G. Greig	Chairman, President and Chief Executive Officer
Terrence E. Bichsel	Executive Vice President and Chief Financial Officer
William P. Richgels	Executive Vice President and Chief Credit Officer
Kenneth A. Dorsett	Executive Vice President — Wealth Management Services
David G. Goodall	Executive Vice President — Commercial Banking

Compensation Committee’s Philosophy on Executive Compensation

FirstMerit’s business vision is to meet the full range of financial service needs of retail banking, commercial banking and wealth customers and clients. FirstMerit strives to exceed its customers’ and clients’ expectations through exceptional service experiences at every point of contact and through products and services that deliver what clients care about most. To achieve this vision, FirstMerit must continually align its business processes with client preferences, and it must attract, retain and properly motivate exceptional financial services executives and employees to provide services to its customers and clients.

FirstMerit’s executive compensation program (“Total Rewards”) is designed to deliver a full spectrum of pay, benefits, career development and work environment for the Company’s executive officers. For FirstMerit and its shareholders, the Compensation Committee seeks to maximize the Company’s return from its Total Rewards investment by structuring its executive compensation programs to include performance-based, at-risk pay components aligned to strategic and financial performance objectives as well as retention related components. For the executive, the Total Rewards package is intended to represent a fair and competitive executive compensation program with the objective of achieving a meaningful work experience that includes personal fulfillment, wealth accumulation, competitive pay and job security. Ultimately, it is the goal of the Compensation Committee to structure the Total Rewards program to provide an optimal scenario for FirstMerit’s executives, business partners, clients and customers.

Within this context, the three major objectives of the Total Rewards program are:

•	Attraction and Retention: Attract and retain senior executives with large bank and managerial experience to preserve and increase shareholder value by strengthening the core financial performance metrics that ultimately drive shareholder value.

•	Alignment: Link executive compensation rewards with increases in shareholder value and its drivers and ultimately align shareholder and executive interests by achieving meaningful executive share ownership levels.

•	Motivation: Motivate executives to be accountable for, and accomplish, the strategic and financial objectives approved by the Board of Directors.

The Role of the Compensation Committee in Determining Executive Compensation

Compensation for the named executive officers is determined under programs adopted by the Compensation Committee and approved by the Board of Directors. The Compensation Committee establishes

FirstMerit’s executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation provisions for approval by the Board of Directors. Specifically, the Compensation Committee:

•	approves executive officer salary increases, except for the CEO, which is recommended by the Compensation Committee and approved by the Board of Directors;

•	approves participation in the ICP;

•	assesses FirstMerit’s corporate performance results, as well as individual performance results for the CEO and other named executive officers, when applicable, in determining awards under the ICP; and

•	oversees employee and executive benefit plans and perquisites.

In addition, the Compensation Committee recommends to the Board of Directors for approval: (i) the corporate performance measures and targets for the ICP; (ii) the annual ICP award for the CEO; (iii) annual equity award grants for executives and other employees; (iv) executive benefits, retirement plans and perquisites; and (v) executive employment, severance and/or change in control agreements.

Guiding Principles

The Compensation Committee’s executive compensation philosophy is based upon the following guiding principles:

•	Pay Prominence: The Compensation Committee seeks to manage pay to help communicate desired results, influence management to make decisions that produce those results, and reward management for achievement of such results. The following key elements are ways the Compensation Committee keeps pay prominent:

•	Attraction and Retention: FirstMerit competes in its primary markets with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executives, particularly given FirstMerit’s strong performance in a challenging economic environment. The Compensation Committee recognizes the need to provide competitive overall compensation opportunities to attract and retain high-performing executives.

•	Emphasis on Motivation: Pay is used to motivate management to focus on key financial and strategic goals by providing above competitive pay rewards for outstanding annual and long-term performance and below competitive pay when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive is clearly communicated each year and is structured to be consistent with areas of performance related to achieving FirstMerit’s short and long-term objectives.

•	Controllability: The Compensation Committee seeks to structure the attainment of ICP awards based upon financial performance measures that management has the ability to impact and influence.

•	Explicitness: Compensation opportunities and the performance expectations to earn such opportunities are explicitly communicated, with goals and payout schedules established in advance for all incentive plans.

•	Differentiation: Pay is managed to ensure material differences occur for significantly different levels of performance achievement.

•	Comparative Framework: The Compensation Committee compares FirstMerit’s executive compensation levels with data sources that reflect its business (i.e., commercial and retail banking) in its markets and accounts for the size of its operations (e.g., total assets). Such data sources include industry specific compensation surveys and an analysis of pay levels provided to comparable executives at selected peer group financial institutions.

•	Pay Positioning: The targeted total direct compensation (salary, annual incentive and long-term incentives) and benefits package (including certain perquisites) for each executive is positioned to be above the assessed median competitive levels, taking into account the relative responsibilities of the executive officer involved, when targeted performance is achieved. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance.

•	Common Share Ownership Guidelines: The Compensation Committee encourages executive officers to maintain Common Share ownership in order to ensure that each executive’s long-term interests are closely aligned with those of FirstMerit’s shareholders. Accordingly, the Compensation Committee expects that each executive officer will achieve established share ownership levels, expressed as a multiple of the executive’s annual base salary, within five years after the individual becomes an executive officer. The Compensation Committee annually monitors whether an executive officer has achieved or is making progress toward achieving FirstMerit’s Common Share ownership guidelines. In determining whether executive officers have achieved or are making progress toward these guidelines, the Compensation Committee considers the following: (i) Common Shares deemed to be held by the executive officer in the Executive Deferred Plan; (ii) Common Shares held for the executive officer in the 401(k) Plan; (iii) Common Shares beneficially owned by the executive officer (but excluding options whether or not exercisable); and (iv) restricted Common Shares held by the executive officer.

Outside Executive Compensation Consultants

In order to develop and implement the Total Rewards program, the Compensation Committee and management utilized separate outside compensation consultants during 2009.

As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Gough, in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2009, Gough: (i) prepared information for the Compensation Committee on competitive compensation levels and practices; (ii) compiled information relating to CEO compensation from selected peer banks; (iii) commented on ICP performance measures, including performance parameters and payouts; (iv) aided in determining long-term equity awards; and (v) assisted the Compensation Committee in reviewing the executive compensation recommendations presented by management. Pursuant to the terms of its retention, Gough reports directly to the Compensation Committee, which retains sole authority to select, retain, terminate and approve the fees and other retention terms of its relationship with Gough.

Additionally, in 2009, management retained the services of Towers Watson (formerly, Towers Perrin, Inc.), in order to provide management with guidance on executive compensation levels and to help with the development of compensation packages and plans for executives and non-executive employees of FirstMerit. During 2009, Towers Watson: (i) provided management with information regarding competitive compensation levels and practices; and (ii) assisted management in the preparation and evaluation of a variety of other executive compensation related matters. Pursuant to the terms of its retention, Towers Watson reports directly to management.

In addition to the services performed by Towers Watson, management also employed Hewitt Associates LLC (“Hewitt”) in 2009, to provide advice to management on the administration of certain of FirstMerit’s benefit plans and programs. Specifically, management retained the services of Hewitt to provide advice regarding the implementation of FirstMerit’s executive retirement plans and programs and to provide assistance to management in the administration of the Company’s other retirement plans and programs, which are generally available to all FirstMerit employees. Pursuant to the terms of its retention, Hewitt reports directly to management.

Policy on Executive Compensation

Each executive officer’s compensation opportunity is designed to be competitive with that offered by financial services institutions with operations that are similar in asset size and operation to that of FirstMerit, although many competitors in FirstMerit’s primary markets are significantly larger in size and operation. Given the relatively strong performance of FirstMerit during the difficult economic conditions of 2008 and 2009, and because there is strong demand for talented financial services executives, the Compensation Committee believes that providing a market competitive compensation opportunity is imperative to retaining the Company’s highly qualified executive officers. Generally, this means that each executive officer’s total targeted compensation opportunity is established around the calculated median of compensation paid to similarly situated executive officers at comparable financial services institutions, with adjustments made for FirstMerit’s relative asset size and overall performance. Individual opportunities may be above or below this general target level at times for a variety of reasons, including individual and corporate performance, recruiting and retention requirements and internal equity concerns. The other elements of the Total Rewards package are also designed to be comparable to the benefits provided to executives within the banking industry. The Compensation Committee annually reviews a “tally sheet” summarizing all aspects of each executive officer’s compensation.

Through the use of incentive-based compensation opportunities, individual and corporate performance ultimately determines whether total compensation received by any FirstMerit executive officer reaches the median level. For annual incentives, the target payout for each named executive officer is set to be between the median and 75th percentile, with performance generally resulting in payments from 0 to 175% of the target payout based on performance. When assessed individual performance is not appropriately reflected within the parameters determined at the beginning of the year, the Compensation Committee has the authority to make discretionary awards. For long-term incentives, the Compensation Committee has generally considered restricted Common Shares, which vest in one-third annual increments after the grant date. It is the Compensation Committee’s policy to provide grant levels that approximate the median of executive position grant levels at comparable financial services institutions, but actual annual grants may vary from this policy based on the performance of FirstMerit and/or the individual. Benefits for executives are intended to reflect FirstMerit’s overall approach to providing benefits to its broad employee population, as well as to be generally competitive with market executive benefit practices. Health care coverage for executives is the same as for all employees.

Executive Officer Compensation Benchmarks and Peer Group Evaluation

In order to evaluate the competitiveness of the targeted total direct compensation opportunity provided to FirstMerit’s named executive officers in 2009, excluding the CEO, the Company evaluated compensation survey data compiled by Towers Watson. Specifically, Towers Watson provided management with external executive compensation market data developed from surveys from leading human resources/executive compensation consulting firms, which included data from a number of financial services institutions similar to FirstMerit. Whenever possible, Towers Watson regressed its external compensation market survey data to focus on compensation paid to similarly situated executive officers at financial institutions with a comparable asset size to FirstMerit. In evaluating the targeted total direct compensation opportunity provided to FirstMerit’s named executive officers, management individually compared each executive to the compensation survey data compiled by Towers Watson and evaluated the positioning of each executive officer in accordance with the Compensation Committee’s established philosophy.

In regards to the evaluation of Mr. Greig’s targeted total direct compensation opportunity for 2009, FirstMerit evaluated the compensation positioning of Mr. Greig relative to other financial institution CEOs at a selected group of 13 comparable publicly traded financial services institutions (the “Peer Group”). In determining the Peer Group, FirstMerit selected financial services institutions similarly situated to the Company, including financial services institutions with a similar asset size or with a significant market presence within FirstMerit’s geographic footprint. The Peer Group utilized by FirstMerit for benchmarking CEO compensation consists of:

Citizens Republic Bancorp Corus Bancshares, Inc. First Midwest Bancorp, Inc. F.N.B. Corporation Huntington Bancshares Incorporated Old National Bancorp Park National Corporation	TCF Financial Corporation TrustMark Corporation UMB Financial Corporation Valley National Bancorp Wintrust Financial Corporation Whitney Holding Corporation

Share Ownership Guidelines

The Compensation Committee has adopted Common Share ownership guidelines for the executive officers of FirstMerit. These guidelines require that, within a five year period from the date a person becomes an executive officer, the CEO will maintain share ownership in value equal to approximately five times his or her base salary, while all other executive officers are expected to hold shares in value equal to approximately two and one half times their base salary. As has been stated previously, the Compensation Committee bases a large part of its compensation philosophy on aligning the interests of FirstMerit’s executive officers with those of the Company’s shareholders and ownership is a highly desired result. As of December 31, 2009, each named executive officer was either in compliance with the share ownership guidelines or has not completed a fifth year of employment.

Analysis of 2009 Named Executive Officer Compensation

As the Compensation Committee reviewed its compensation program and made decisions throughout 2009, the Committee was keenly aware of the extreme challenges presented to FirstMerit and its management as a result of the deep national recession that began in December, 2007 and which uniquely affected the financial services segment. The ICP performance targets were set during January 2009, at a time before the severity of the recession and its impact on the performance of financial institutions was known or could have been reasonably predicted. Accordingly, the Compensation Committee set the ICP performance targets at levels based more on its experience with customary economic environments and not necessarily the extreme economic conditions faced by FirstMerit during 2009. Consequently, in assessing FirstMerit’s overall 2009 performance, the Compensation Committee considered not only actual results against the ICP performance targets set during January 2009, but also the relative performance of the Company against similar financial institutions that also faced similar challenges. For relative performance, the Compensation Committee compared FirstMerit’s return on average equity (“ROAE”), return on average assets (“ROAA”) and total shareholder returns (“TSR”) during 2009 and the two years prior.

How did FirstMerit Perform Relative to Other Financial Institutions During 2009?

In evaluating FirstMerit’s relative performance vis-à-vis its broader market competitors during 2009, as represented by the Peer Group, management reviewed performance measures, including the following:

	Comparison of Return on Average Equity
	2009	2008	2007

FirstMerit Corporation	8.09%	12.76%	14.05%
Peer Group Average	−3.35%	−1.54%	10.97%
FirstMerit Rank Among Peer Group	4	1	3

	Comparison of Return on Average Assets
	2009	2008	2007

FirstMerit Corporation	0.76%	1.13%	1.19%
Peer Group Average	−0.45%	−0.15%	0.97%
FirstMerit Rank Among Peer Group	5	1	5

	Comparison of Total Shareholder Returns
	1 YR	2YR	3YR

FirstMerit Corporation	3.78%	12.94%	−0.94%
Peer Group Average	−29.10%	−16.88%	−43.51%
FirstMerit Rank Among Peer Group	3	1	2

The Compensation Committee believes that FirstMerit’s strong relative performance was the result of management’s focus on credit quality and its refusal to adopt risky lending practices in pursuit of short-term gains, which was a primary reason for FirstMerit’s exceptional relative performance during the financial crisis that began in 2008 and lingered throughout much of 2009.

How Did FirstMerit Perform Relative to Certain Strategic Initiatives?

In addition to FirstMerit’s strong financial performance, the Compensation Committee also considered the following significant strategic accomplishments during 2009:

•	FirstMerit’s Successful Prompt Repayment of Capital Purchase Program Funds to the Treasury. During 2009, FirstMerit was one of the first eight financial institutions to repay the United States Department of the Treasury’s (the “Treasury”) preferred stock and warrant investment in the Company. This rapid repayment demonstrated FirstMerit’s overall financial health and enabled the Company to freely pursue strategic objectives with limited federal government interference.

•	FirstMerit’s Raising of Significant Tier 1 Capital. During 2009, FirstMerit successfully raised over $79 million of Tier 1 capital by selling 4,265,712 Common Shares. By utilizing an “at the market” program, whereby Credit Suisse Securities (USA), LLC, as distribution agent, sold a relatively small number of shares over a time period at market prices, FirstMerit was able to minimize the cost and dilution to existing shareholders.

•	Expansion of FirstMerit’s Footprint into the Chicago Market. As first announced on November 11, 2009, and completed on February 19, 2010, FirstMerit expanded into the Chicago market with the acquisition of approximately $1.2 billion of deposits and 24 branches from First Banks, Inc.

What Were the Key Decisions Made in 2009 by the Compensation Committee?

With respect to FirstMerit’s named executive officers, the Compensation Committee:

(1) evaluated and determined base salary increases to occur during the year;

(2) established 2009 ICP performance metrics and parameters (threshold, target and maximum) in January, 2009, as well as the target and varied cash awards that could be earned by FirstMerit’s executive officers under the ICP for 2009;

(3) issued long-term incentive awards of restricted stock; and

(4) assessed the risk components of FirstMerit’s incentive compensation programs.

How did the Compensation Committee Determine the 2009 Base Salary for each Named Executive Officer?

For each named executive officer, the Compensation Committee annually reviews base salary levels and seeks to adjust executive officer salaries based upon outstanding individual performance and FirstMerit’s overall compensation philosophy of providing a base salary opportunity at the median salary level of the Peer Group for the CEO and the median salary level for the broader survey group for the other executive officers. For all executive officers who directly report to the CEO, Mr. Greig evaluates each executive officer to determine whether a base salary increase or decrease is merited based upon individual performance. During early 2009, Mr. Greig evaluated each of FirstMerit’s named executive officers, excluding Mr. Goodall, who was not yet employed by the Company. In undertaking these evaluations, Mr. Greig evaluated each executive on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. In regards to Mr. Bichsel, Mr. Greig noted the successful implementation of numerous cost cutting measures by Mr. Bichsel during 2008, which had the overall effect of reducing Company spending, as well has his exemplary performance as Chief Financial Officer. In regards to Mr. Richgels, Mr. Greig evaluated FirstMerit’s overall credit profile and reviewed Mr. Richgels performance in maintaining and implementing the Company’s credit quality initiatives. Finally, in regards to Mr. Dorsett, Mr. Greig noted the many new marketing and product initiatives introduced in FirstMerit’s Wealth Services segment during 2008, as well as the overall decline in the performance the

Company Wealth Services segment, which was a result of the broader economic turbulence and financial recession.

Thereafter, Mr. Greig presented his executive officer reviews to the Compensation Committee and made base salary recommendations for each executive officer. Mr. Greig and the Compensation Committee also considered the uncertainty surrounding incentive based compensation to executive officers of Capital Purchase Program participants and determined that each executive officer should receive a salary increase of either 3% or 2%. Upon receiving Mr. Greig’s recommendations, the Compensation Committee reviewed the proposed base salary modifications and approved Mr. Greig’s recommendations. Ultimately, the Compensation Committee retains sole authority to determine base salaries for each named executive officer evaluated by Mr. Greig and may revise executive base salaries as it deems appropriate in its judgment.

In regards to the CEO, during 2009 the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether a base salary adjustment was appropriate. In undertaking its evaluation of Mr. Greig, the Compensation Committee evaluated Mr. Greig based upon the individual performance factors described above as well as FirstMerit’s overall financial performance in 2008 and reviewed written evaluations from every member of the Board of Directors. In addition, the Compensation Committee reviewed the compensation paid to the CEOs of the Peer Group at the median and 75th percentile level. Thereafter, the Compensation Committee presented its performance evaluation of Mr. Greig to the full Board who recommended that Mr. Greig receive a base salary increase for 2009. Pursuant to the Compensation Committee’s Charter, all base salary increases regarding the CEO must be approved by the Board of Directors.

Consistent with historical practice, all executive officer evaluations occurred during February 2009 and all base salary adjustments became effective as of April 1, 2009. FirstMerit does not have a policy of retroactively applying base salary increases to the beginning of the calendar year. In 2009, each named executive officer evaluated by Mr. Greig, excluding Mr. Goodall, received a base salary increase. For 2009, FirstMerit awarded the following base salary increases to its named executive officers:

Name	Base Salary Increase%

Paul G. Greig	3.0%
Terrence E. Bichsel	3.0%
William P. Richgels	3.0%
Kenneth A. Dorsett	2.0%

The actual base salaries paid in 2009 to the named executive officers are reflected in the Salary Column of the Summary Compensation Table.

What were the Target Incentive Compensation Opportunities for FirstMerit’s Named Executive Officers?

The Compensation Committee determines ICP awards for the named executive officers by reference to pre-assigned target percentages of salary for each executive position, which are designed to produce target incentive compensation that results in total cash compensation that is between the median and 75th percentile of competitive market levels. The Compensation Committee believes that these awards strike an appropriate balance between providing “at-risk” pay that is contingent upon performance without creating compensation opportunities that can lead to excessive risk-taking. For 2009, the Compensation Committee established the following threshold, target and maximum bonus opportunities for each named executive officer, along with the respective weighting of corporate and line-of-business goals:

	2009 Bonus Opportunity
	(as a% of Base Salary)
Named Executive Officer	Threshold	Target	Maximum	ICP Metric Components

Paul G. Greig	25%	100%	175%	Corporate: 100%
Terrence E. Bichsel	15%	60%	100%	Corporate: 100%
William P. Richgels	15%	60%	100%	Corporate: 100%
Kenneth A. Dorsett	14%	55%	90%	Corporate: 50%; Line of Business: 50%
David G. Goodall(1)	14%	55%	90%	Corporate: 50%; Line of Business: 50%

(1)	As previously indicated, Mr. Goodall was hired by FirstMerit during the second quarter of 2009 and ascended to the position of Executive Vice President — Commercial Banking during the fourth quarter of 2009. Prior to being named an executive officer of FirstMerit, Mr. Goodall’s 2009 ICP bonus opportunity provided for a different base salary target percentage, along with different ICP metrics and weightings, which reflected his particular area of responsibility within the Commercial Banking segment. However, upon ascending to the position of Executive Vice President — Commercial Banking, Mr. Goodall’s 2009 ICP bonus opportunity was modified to be consistent with other line-of-business executives of FirstMerit. The 2009 ICP bonus opportunity and metric components for Mr. Goodall presented above reflect those applicable to Mr. Goodall for the portion of 2009 in which he served as an executive officer of the FirstMerit.

How did the Compensation Committee determine the Corporate Performance Metrics and Targets for the ICP?

In conjunction with establishing the target ICP percentages and weighting for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target and maximum performance goal levels. In selecting performance metrics for 2009, the Compensation Committee sought to establish corporate performance metrics that focused the named executive officers on the key drivers of shareholder value and emphasized both the short and long-term financial and strategic goals of FirstMerit. In addition, the Compensation Committee sought to select ICP metrics and weights that would create a natural balance and prevent excessively risky behavior. In particular, the Compensation Committee determined to continue to place an emphasis on credit quality, so that the ICP would discourage risky measures that might temporarily increase revenue or net income but might adversely affect credit quality. The Compensation Committee also determined that retaining the same metrics used in 2008 helped provide consistency in furtherance of the principles of alignment with shareholder value and the pursuit of overall performance objectives. In light of such objectives, the Compensation Committee established the following ICP corporate performance metrics for 2009, along with the corresponding weight for each metric:

Performance Metric	Weighting

Credit Quality (Provision for Loan Losses)	33%
Revenue	30%
Net Income	25%
Efficiency Ratio	12%

Having set the applicable corporate performance metrics, the Compensation Committee established the following threshold, target and maximum performance goals for each corporate performance metric (expressed as a% of target, except for efficiency ratio): (i) Credit Quality (Target — $84.20 million, Threshold — 112%, Maximum — 97%); (ii) Revenue (Target — $578.7 million, Threshold — 95%, Maximum — 102%); (iii) Net Income (Target — $114.5 million, Threshold — 93%, Maximum — 103%); and (iv) Efficiency Ratio (Target — 56.51%, Threshold — 59.34%, Maximum — 55.41%). The target level for each metric was based on FirstMerit’s budget, as management’s forecasted performance for the Company. For corporate performance falling in between the threshold, target and maximum performance levels, FirstMerit awards ICP amounts on an interpolated basis.

Do Line-of-Business Executives have Different Performance Goals?

In addition to the four primary ICP corporate performance metrics, the Compensation Committee established specific line-of-business goals for executive officers who oversee reporting business segments of FirstMerit. In selecting line-of-business metrics, the Compensation Committee sought to select metrics that were key derivatives of FirstMerit’s overall corporate performance, in order to align the performance goals of each line-of-business executive with those of executives with only corporate responsibility.

For Mr. Dorsett, who is principally responsible for the operations of FirstMerit’s Wealth Management Services segment, the Compensation Committee established the following line-of-business metrics, along with their respective weighting and threshold, target and maximum performance goals (expressed as a% of target): (i) Wealth Net Income (Weighting — 41%, Target — $14.46 million, Threshold — 93%, Maximum — 103%);

(ii) Wealth Total Revenue (Weighting — 37%, Target — $56.75 million, Threshold — 97%, Maximum — 101%; and (iii) Wealth Credit Quality (Weighting — 22%, Target — $3.12 million, Threshold — 112%, Maximum — 97%).

For Mr. Goodall, who became principally responsible for the operations of FirstMerit’s Commercial Banking segment during the fourth quarter of 2009, the Compensation Committee established the following line-of-business metrics (which relate only to the performance of the Commercial Banking segment during the fourth quarter of 2009) with their respective weighting and threshold, target and maximum performance goals (expressed as a% of target, except for Commercial Credit Quality) (i) Commercial Net Income (Weighting — 25%, Target — $20.8 million, Threshold — 93%, Maximum — 103%); (ii) Commercial Loan (Weighting — 14%, Target — $24.9 million, Threshold — 97%, Maximum — 101%,); (iii) Commercial Non-Interest Income (Weighting — 14%, Target — $10.8 million, Threshold — 97%, Maximum — 101%,); (iv) Commercial Funds Revenue (Weighting — 14%, Target — $11.1 million, Threshold — 97%, Maximum — 101%,); and (v) Commercial Credit Quality (Weighting — 33%, Target — $3.9 million, Threshold — 112%, Maximum — 97%).

How did FirstMerit Perform Against the Metrics for the ICP?

Upon the completion of 2009, the Compensation Committee evaluated FirstMerit’s corporate performance to calculate the awards payable under the ICP. For 2009, FirstMerit recorded the following financial performance relative to the Compensation Committee’s established ICP performance metrics: (i) Credit Quality ($98.4 million); (ii) Revenue ($559.9 million); (iii) Net Income ($88.0 million); and (iv) Efficiency Ratio (61.35%).

In regards to lines-of-business, FirstMerit recorded the following performance in 2009 relative to the Compensation Committee’s established line-of-business goals for the Company’s Wealth Management Services segment: (i) Wealth Net Income ($7.98 million); (ii) Wealth Total Revenue ($50.65 million); and (iii) Wealth Credit Quality ($58.08 million).

In addition, FirstMerit’s Commercial Banking segment achieved the following performance in 2009: (i) Commercial Net Income ($19.7 million); (ii) Commercial Loan ($23.1 million); (iii) Commercial Non-Interest Income ($10.6 million); (iv) Commercial Funds Revenue ($11.9 million); and (v) Commercial Credit Quality ($2.2 million).

Did the Compensation Committee Award Discretionary Bonuses for 2009 Performance?

In addition to the formulaic parameters of FirstMerit’s ICP framework, the Compensation Committee has the discretion to increase or decrease annual ICP awards based upon an executive’s individual performance during the performance period and their commitment to FirstMerit’s continued success. It is the opinion of the Compensation Committee that discretionary flexibility in administration of the ICP is imperative to allow the Committee to reward particular individual efforts and that are not otherwise captured by the ICP as established at the outset of the year and to help retain the continued commitment of such key performers, or to reduce payments to executive officers whose individual performance (or whose area of responsibility) underperformed. Pursuant to established terms, the Compensation Committee has sole authority to approve discretionary adjustments to executive officer awards under the ICP, subject to a $1 million aggregate pool from which to provide such discretionary ICP awards (excluding the CEO).

For 2009, Mr. Greig recommended, and the Compensation Committee approved, a number of adjustments to the formulaic ICP awards. In making his ICP adjustment recommendations, Mr. Greig objectively and subjectively evaluated each executive officer based on a number of factors, including, but not limited to: (i) financial performance of specific areas of responsibility; (ii) contributions to the Company’s achievements described above; and (iii) strengths (or weaknesses) in management and leadership. The Compensation Committee also considered FirstMerit’s relative performance, certain strategic achievements in 2009 and the additional efforts of the management team related to extensive due diligence and evaluation of various acquisition opportunities throughout 2009. Of the 42 executives (excluding the CEO) eligible for payment from the ICP, Mr. Greig recommended and the Compensation Committee approved the increase of payments to 30 executives, the decrease of payments to four executives and no adjustment for eight executives. As a result of these discretionary adjustments, total payments to all executive officers (excluding the CEO) were increased by approximately $1 million, as compared to what the ICP would have paid on a purely formulaic basis.

For 2009, each named executive officer reporting directly to Mr. Greig, excluding Mr. Goodall, received a discretionary increase in their ICP award. In regards to Mr. Bichsel, Mr. Greig and the Compensation Committee noted Mr. Bichsel’s significant contributions to FirstMerit’s capital raising and acquisition activities during 2009, as well as his continued excellent performance in his internal control and financial reporting functions. In regards to Mr. Richgels, Mr. Greig and the Compensation Committee noted Mr. Richgels’ implementation of significant cost cutting initiatives as well as his extensive performance in executing and monitoring direct on-site and off-site due diligence activities related to the Company’s acquisition evaluations in the critical aspect of loan portfolio valuation. Finally, in regards to Mr. Dorsett, Mr. Greig and the Compensation Committee noted the overall performance of FirstMerit’s Wealth Services segment during 2009, in light of the significant decline in overall market conditions.

In regards to the CEO, the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether an ICP adjustment was appropriate, within the $500,000 pre-established pool for such a discretionary bonus. In undertaking its evaluation of Mr. Greig, the Compensation Committee reviewed evaluations of Mr. Greig from every member of the Board of Directors, based upon FirstMerit’s absolute and relative overall performance, certain strategic achievements and the specific actions of Mr. Greig that directly impacted the Company in 2009. In doing so, the Compensation Committee evaluated Mr. Greig’s contributions, as outlined on pages [  ] of this proxy statement.

Formulaic ICP awards paid in 2009 to the named executive officers are reflected in the Non-Equity Compensation Column of the Summary Compensation Table. Discretionary ICP awards approved by the Compensation Committee and Board of Directors are reflected in the Bonus Column of the Summary Compensation Table.

Did the Compensation Committee Make Equity Awards?

On January 15, 2009, the Board of Directors approved and issued the long-term equity incentive awards for FirstMerit’s executive officers for fiscal 2009. Consistent with recent practice, the Board of Directors determined that all long-term incentive awards for 2009 would be comprised solely of restricted stock. The long-term equity incentive award target grant for each named executive officer was generally set in accordance with the 50th percentile of market, or in the case of Mr. Greig, the Peer Group, with adjustments based upon individual and corporate performance. The long-term incentive target amounts established in 2009 for each named executive officer, excluding Mr. Goodall, (as a percentage of each named executive officer’s salary grade midpoint) are as follows: (i) 200% of base salary for Mr. Greig; (ii) 100% for Messrs. Bichsel and Richgels; and (iii) 70% for Mr. Dorsett. Actual restricted stock grants in 2009 varied from the guideline number of shares to individual executives based upon FirstMerit’s 2008 corporate performance and the Compensation Committee’s objective and subjective assessment of individual contributions to FirstMerit in 2008 and expected contributions in 2009. In regards to the named executive officers (excluding the CEO), the following discretionary award adjustments were made in 2009: (i) for Mr. Bichsel, an increase of 1,600 shares to reflect his excellent performance as Chief Financial Officer and for delivering FirstMerit’s yearly financial plan; (ii) for Mr. Richgels, an increase of 1,600 shares to reflect his extensive leadership as Chief Credit Officer and for working to lower the Company’s net charge offs, as compared to its Peer Group; and (iii) for Mr. Dorsett, a decrease of 700 shares to reflect his solid performance and a shortfall in certain key initiatives. Long-term equity awards issued during 2009 to the named executive officers of FirstMerit are reflected in the All Other Stock Awards Column of the Grants of Plan Based Awards Table.

As in the past, dividend payments on restricted stock grants are paid to the executive officers before the restrictions on the grants lapse. The Compensation Committee believes that making current dividends further aligns the interests of the executive officers with the interests of FirstMerit’s shareholders. These payments ensure that executive officers are immediately affected by an decrease or increase in FirstMerit’s dividend payments.

The Compensation Committee has deferred consideration of 2010 equity award grants to FirstMerit’s named executive officers, which are generally based upon 2009 performance, until the second quarter of 2010.

Does the Compensation Committee Have Policies Regarding Equity Award Minimum Vesting Requirements and the Timing of Equity Award Grants?

While not required under the provisions of the 2006 Equity Plan, the Compensation Committee has a policy and consistent practice of requiring that all equity award grants issued to executive officers of FirstMerit have a minimum vesting schedule of at least one year. In addition, the Board of Directors has a policy against and consistent practice of not timing equity award grants to executive officers and non-employee directors of FirstMerit with the release of material non-public information.

Did the Compensation Committee Assess Total Compensation for 2009 and Compare it to FirstMerit’s 2009 performance?

The Compensation Committee utilizes tally sheets to evaluate the total compensation earned by all named executive officers during 2009. Based upon this review and FirstMerit’s strong relative performance over the last several years, particularly within its geographic market, the Compensation Committee believed that retaining its executive team was a high priority. The Compensation Committee believed that FirstMerit’s recent successes and its entry into a new geographic market, each attained in a challenging economy and industry segment, could make the Company vulnerable to having its key executives recruited by competitors seeking similar success. Accordingly, to further incent officers to remain with FirstMerit, on February 17, 2010, the Compensation Committee approved a retention bonus plan (the “Retention Plan”) for fiscal 2010. The Retention Plan will pay cash bonuses to a limited group of officers on June 30 and September 30 of 2010, although any officer who voluntarily terminates employment prior to the first anniversary of the grant date will have to return the bonus payment. It is expected that awards under the Retention Plan will be made on or about March 1, 2010.

Why did the Company Amend its Change in Control Agreements, Displacement Agreements and SERP?

To promote stability among certain key officers, the Board of Directors has traditionally authorized FirstMerit to enter into change in control and displacement agreements with each of its named executive officers. The Compensation Committee believes these agreements serve the best interests of FirstMerit and its shareholders by ensuring that, if a change in control or certain significant acquisitions were ever under consideration, the named executive officers would be able to advise the Board of Directors dispassionately about the potential transaction and implement the decisions of the Board without being unduly influenced by personal economic concerns. In addition, it is the opinion of the Board of Directors that these agreements are an important aspect of attracting and retaining the executive talent needed to lead FirstMerit, particularly through the critical period leading up to a potential merger, acquisition or change in control event.

Change in Control Agreements

Historically, FirstMerit’s change in control agreements have provided benefits to covered executives in the event of their termination following a change in control. On January 8, 2009, the Company executed amended and restated change in control agreements (the “Amended Change in Control Agreements”) with each of the named executive officers which provide certain benefits upon the occurrence of: (i) a change in control; or (ii) certain termination events following a change in control. In determining to implement the Amended Change in Control Agreements, the Compensation Committee sought to restructure FirstMerit’s change in control benefits so as to ensure the provision of these benefits to the named executive officers in the event of certain significant transactions. The benefits provided under the Amended Change in Control Agreements would not constitute “golden parachute” payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or the provisions of the Capital Purchase Program, which were applicable to the Company at the time. As adopted, the Compensation Committee believes that the Amended Change in Control Agreements are, by design and operation, consistent with its compensation philosophy and business strategy and are an essential component of FirstMerit’s efforts to promote executive retention and continuity of management. Additional information regarding the benefits provided by FirstMerit’s Amended Change-in-Control Agreements can be found under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Executive Agreements” beginning on page [  ] of this proxy statement. While the Compensation Committee intends to monitor the costs and benefits of maintaining the Amended Change in Control Agreements, at present the Compensation Committee believes the costs that would be incurred in modifying these agreements outweigh any potential benefit given the low probability that a triggering event will occur in the foreseeable future.

  Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit maintains displacement agreements (the “Displacement Agreements”) with each of its named executive officers. Pursuant to the Displacement Agreements, “Displacement” is defined as the termination of a covered executive’s employment with FirstMerit as a consequence of a merger, acquisition or other like transaction, either before or after the closing of the transaction, where no change in control of the Company has occurred. Generally, the benefits provided to covered executives under the Displacement Agreements are substantially similar to those provided to executives whose employment is terminated following a change in control event. Additional information regarding the benefits provided by FirstMerit’s Displacement Agreements can be found under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Executive Agreements” beginning on page [  ] of this proxy statement.

  SERP

In conjunction with the adoption of the Amended Change in Control Agreements, in January 2009, FirstMerit amended the SERP, the general terms of which are described in further detail under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Executive Retirement Plans” beginning on page [  ] of this proxy statement, to provide Mr. Greig with an additional three years of age and vesting credit, unless his employment is terminated for “Cause” (as defined in the SERP). The additional years of age and vesting credit provided Mr. Greig with the number of years of credit he would have accrued under the terms of his original change in control agreement had his employment been terminated “Without Cause” or for “Good Reason” (as such terms are defined under the SERP) at the end of the three year change in control protection period and received the additional years of age and vesting credit provided for under that agreement. Providing these years of age and service credit to Mr. Greig through the SERP would not have constituted a “golden parachute” payment under the provisions of the Capital Purchase Program, which were applicable to FirstMerit at the time of the adoption of the SERP amendments. Beginning in May 2010, Mr. Greig will be credited with the maximum of ten years of service under the SERP; thereafter, additional years of actual service will have the effect of reducing the benefit of the credit years of age and service.

Does the Company Have a Policy for “Clawing-Back” Bonus Payments?

As set forth under the caption “CORPORATE GOVERNANCE — Policies of the Board of Directors” beginning on pages [  ] of this proxy statement, the Board of Directors has adopted a policy relating to the “claw-back” of incentive compensation paid to executive officers in the event of certain restatements of FirstMerit’s financial statements. Under such policy, the Board of Directors will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Does the Company Have a Policy on Perquisites?

The Compensation Committee periodically reviews the perquisites it makes available to its executive officers and generally attempts to keep such benefits to a minimum. During 2010, the Compensation Committee reviewed its practice of reimbursing executive officers for tax preparation fees and determined that beginning in 2010 the Company would no longer provide these reimbursements due to relatively small dollar expenditure and the attendant administrative costs. Executive officers will, however, still be required to have their taxes professionally prepared at their own expense and it is expected that their 2010 base salaries will be increased to offset preparation costs.

FirstMerit generally does not reimburse country club dues for its executive officers other than Mr. Greig, whose employment agreement requires payment of certain club dues. In addition, the Compensation Committee determined that Mr. Dorsett, as the head of FirstMerit’s Wealth Management Services segment, should belong to a country club and his base salary was increased in 2009 in an amount approximately equal to his monthly dues. Also, FirstMerit continues to maintain two corporate memberships, which officers of the Company, including certain named executive officers, are able to use. Although the Compensation Committee believes that these corporate memberships are used almost exclusively for business matters, each named executive officer who has privileges through a corporate membership is allocated as compensation a portion of the cost incurred by FirstMerit for such membership and FirstMerit does not pay or reimburse officers for any personal use.

Finally, in connection with the adoption of Mr. Greig’s Amended Change-in-Control Agreement, the above mentioned SERP amendment, as well as conforming amendments to Mr. Greig’s employment agreement (the material terms of which are discussed under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION — Employment Agreements” beginning on page [  ] of this proxy statement), the Compensation Committee determined to reimburse Mr. Greig for legal fees incurred in connection with the review of such agreements, since such modifications resulted from FirstMerit’s desire to participate in the Capital Purchase Program.

Why does the Compensation Committee Provide Tax Gross-Ups for Certain Tax and Other Compensation?

Historically, when reimbursement for items required by the Compensation Committee for executive officers has resulted in taxable income for an executive officer (e.g., mandatory tax preparation and physical exams), FirstMerit has also paid for income taxes arising from such requirement or perquisite.

Does the Compensation Committee Consider the Deductibility of Executive Compensation?

The Compensation Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Section 162(m) of the Code, which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to its CEO or any of its other four highest paid officers, to the extent that the remuneration paid to such employees exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance-based compensation may be excluded from the Section 162(m). Other than with respect to Mr. Greig, during 2009, FirstMerit believes that compensation to covered employees did not exceed the $1.0 million limit. While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. Neither FirstMerit nor any of its subsidiaries has a policy requiring that compensation paid to a covered officer be deductible under Section 162(m). The Board of Directors, however, does carefully consider the after-tax cost and value to FirstMerit and its subsidiaries of all compensation.

It is FirstMerit’s position that stock options awarded under certain of its stock option plans, including the 2006 Equity Plan, the Amended and Restated 2002 Stock Plan, the Amended and Restated 1999 Stock Option

Plan and the Amended and Restated 1997 Stock Option Plan, will not count toward the Section 162(m) limit. Stock options still outstanding under earlier FirstMerit stock plans and restricted share awards and dividend units are not, however, treated as exempt from the calculation. Amounts deferred by executives under the Executive Deferred Plan will not count toward the Section 162(m) limit.

Has the Compensation Committee Examined Whether FirstMerit’s Compensation Programs Encourage Excessive Risk-Taking?

FirstMerit’s governance and organizational structure has traditionally incorporated a substantial risk management component through the establishment of a Risk Management Committee of the Board of Directors, the appointment of a Chief Risk Officer, the utilization of an Enterprise Risk Management Committee comprised of appropriate officers of the Company and maintenance of a risk management department independent of FirstMerit’s business units.

The Risk Management Committee of the Board of Directors meets throughout the year to monitor the lending activities of FirstMerit’s subsidiaries, help ensure such activities are conducted in a manner consistent with FirstMerit’s credit policy and oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization. The Risk Management Committee met eight times during 2009.

During 2009, the Compensation Committee utilized its compensation consultant to assist in the preparation and implementation of a comprehensive risk-analysis process to assess the risk components of FirstMerit’s incentive compensation programs in coordination with management’s Enterprise Risk Management Committee and the Risk Management Committee of the Board. FirstMerit believes that its governance and organizational structures, in conjunction with its risk-mitigation framework, allows FirstMerit to continue to objectively assess risk as it relates to all employee compensation programs and plans.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with FirstMerit’s management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in FirstMerit’s proxy statement and Annual Report on Form 10-K.

Compensation Committee:

R. Cary Blair, Chair
J. Michael Hochschwender
Richard N. Seaman
Terry L. Haines
Clifford J. Isroff

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was an officer or employee of FirstMerit or any of its subsidiaries or formerly an officer of the Company or any of its subsidiaries. None of such directors had any business or financial relationship with FirstMerit requiring disclosure in this proxy statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its named executive officers. The table shows the compensation attributable to FirstMerit’s named executive officers during 2009.

Summary Compensation Table

							Change in Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred	All Other
Name and				Stock	Option	Incentive Plan	Compensation	Compensation		Total
Principal Position	Year	Salary($)(1)	Bonus($)(2)	Awards($)(3)	Awards($)(3)	Compensation($)(4)	Earnings($)(5)	($)		($)

Paul G. Greig	2009	$731,088	$250,000	$1,599,992	$0	$113,246	$2,833,715	$379,259	(6)	$5,907,300
Chairman, President	2008	$708,509	$250,000	$1,599,988	$0	$758,352	$1,174,930	$362,734		$4,854,513
and CEO	2007	$677,272	$0	$1,126,950	$0	$1,033,556	$339,565	$183,333		$3,360,676
Terrence E. Bichsel	2009	$345,650	$112,500	$379,993	$0	$32,126	$409,582	$66,809	(7)	$1,346,660
Exec. V.P. and CFO	2008	$333,075	$49,236	$379,982	$0	$194,764	$364,987	$70,393		$1,392,437
	2007	$316,725	$43,423	$206,949	$0	$206,577	$129,146	$47,135		$949,955
William P. Richgels	2009	$345,650	$112,500	$379,993	$0	$32,126	$172,598	$92,113	(8)	$1,134,980
Exec. V.P. and COO	2008	$334,750	$49,236	$379,982	$0	194,764	$455,717	$102,084		$1,516,533
	2007	$216,667	$190,500	$216,000	$324,000	$152,000	$428,056	$165,950		$1,693,173
Kenneth A. Dorsett	2009	$270,475	$70,000	169,991	$0	$11,608	$359,118	$58,064		$939,256
Exec. V.P., Wealth
Mgmt. Services
David G. Goodall	2009	$206,667	$50,000	$195,400	$0	$141,088	$0	$25,805		$618,960
Exec. V.P. ,
Commercial Banking

(1)	The salary includes amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Plan.

(2)	The Bonus column sets forth the amounts paid to the named executive officer, other than Mr. Goodall, as a discretionary increase to their incentive compensation award as recommended by the CEO and approved by the Compensation Committee, or in the case of the CEO, recommended by the Compensation Committee and approved by the Board of Directors. In regards to Mr. Goodall, amount reflects a signing bonus paid upon his retention during the second quarter of 2009.

(3)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. Assumptions used in the calculation of these amounts are included in Note 13 “Share-Based Compensation” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	The non-equity incentive plan compensation includes amounts earned under the ICP as a result of achieving the goals specified for the designated year.

(5)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by FirstMerit, determined using interest rate and mortality rate assumptions consistent with those used in FirstMerit’s financial statements, and including amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(6)	For Mr. Greig, amount includes $192,294 for dividend or dividend equivalents on restricted stock, $52,183 for contributions made by FirstMerit to Mr. Greig’s accounts under the Excess Plan and 401(k) Plan, $28,100 related to life insurance premiums paid by FirstMerit, $52,297 in legal fees reimbursed by the Company and $50,266 in perquisite-related tax payments.

(7)	For Mr. Bichsel, amount includes $41,259 for dividend or dividend equivalents on restricted stock, $16,002 related to life insurance premiums paid by FirstMerit and $6,761 in perquisite-related tax payments.

(8)	For Mr. Richgels, amount includes $46,226 for dividend or dividend equivalents on restricted stock, $17,690 for contributions made by FirstMerit to Mr. Richgels’ accounts under the Excess Plan and 401(k) Plan, $17,900 related to life insurance premiums paid by FirstMerit and $7,515 in perquisite-related tax payments.

(9)	For Mr. Dorsett, amount includes $16,881 for dividend or dividend equivalents on restricted stock, $12,434 for contributions made by FirstMerit to Mr. Dorsett’s accounts under the Excess Plan and 401(k) Plan, $16,650 related to life insurance premiums paid by FirstMerit and $6,985 in perquisite-related tax payments.

(10)	For Mr. Goodall, amount includes $7,421 for dividend or dividend equivalents on restricted stock, $6,258 related to life insurance premiums paid by FirstMerit and $2,503 in perquisite-related tax payments.

Grants of Plan Based Awards

					All Other
					Stock
					Awards:
					Number	Grant Date
		Estimated Possible Payouts Under			of Shares	Fair Value of
		Non-Equity Incentive Plan Awards			of Stock	Stock Awards
		Threshold	Target	Maximum	or Units	and Option
Name	Grant Date	($)	($)	($)	(#)(1)	Awards($)

Paul G. Greig	1/15/2009	$184,113	$736,450	$1,288,788	93,294	$1,599,992	(1)
Terrence E. Bichsel.	1/15/2009	$52,230	$208,920	$348,200	22,157	$379,993	(1)
William P. Richgels	1/15/2009	$52,230	$208,920	$348,200	22,157	$379,993	(1)
Kenneth A. Dorsett.	1/15/2009	$38,052	$149,490	$244,620	9,912	$169,991	(1)
David G. Goodall	4/15/2009	$42,000	$165,000	$270,000	10,000	195,400	(1)

(1)	Awards of restricted stock, which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of FirstMerit’s Common Shares on the date of grant, which was $17.15 per share on January 15, 2009 and $19.54 per share on April 15, 2009.

2009 Named Executive Officer Compensation Components

Base Salary

For each named executive officer, the Compensation Committee reviews base salary levels annually, and seeks to adjust executive officer salaries based upon outstanding individual performance and FirstMerit’s overall compensation philosophy of providing a base salary opportunity at the Peer Group median salary level. In reviewing executive officer salaries in 2009, the Compensation Committee established a general 3% merit pool from which to provide base salary increases. For all executive officers who directly report to the CEO, excluding Mr. Goodall, Mr. Greig evaluated the individual performance of each executive officer and presented base salary recommendations for Compensation Committee approval. Upon receiving Mr. Greig’s recommendations, the Compensation Committee reviewed the proposed base salary adjustments and evaluated such adjustments in light of FirstMerit’s overall executive compensation policy. In regards to the CEO, during 2009 the Compensation Committee undertook a separate evaluation of Mr. Greig to determine whether a base salary adjustment was appropriate. In undertaking its evaluation of Mr. Greig, the Compensation Committee evaluated Mr. Greig based upon the individual performance factors described above as well as FirstMerit’s overall financial performance in 2009. Thereafter, the Compensation Committee presented its performance evaluation of Mr. Greig to the full Board who recommended that Mr. Greig receive a base salary increase for 2009.

As disclosed in the Compensation Discussion and Analysis on pages [  ] of this proxy statement, the Compensation Committee approved base salary increases for each of the named executive officers in 2009. Consistent with historic practice, all executive officer evaluations occurred during February 2009 and all base salary adjustments became effective as of April 1, 2009. FirstMerit does not have a policy of retroactively applying base salary increases to the beginning of the calendar year. The base salaries paid in 2009 to the named executive officers are reflected in the Salary Column of the Summary Compensation Table.

Executive Cash Incentive Plan

FirstMerit’s ICP awards cash payment at the end of each fiscal year to approximately 42 employees of the Company and its subsidiaries based upon the achievement of corporate and strategic goals established at the beginning of each year and adjusted for individual performance. Corporate, line-of-business and strategic goals are established by the Compensation Committee and the Board of Directors. For 2009, the Board of Directors approved the following corporate performance measures for the ICP: (i) Credit Quality; (ii) Revenue; (iii) Net Income; and (iv) Efficiency Ratio. The target level established for each metric is FirstMerit’s budget, which is based on management’s forecasted performance for the Company. For corporate performance falling in between the threshold, target and maximum performance levels, FirstMerit awards ICP amounts on an interpolated basis.

Upon the conclusion of 2009, the Compensation Committee evaluated actual corporate performance relative to the established ICP performance metrics and determined the formulaic ICP award payments. Thereafter, individual performance adjustments were proposed by the CEO and approved by the Compensation Committee. In regards to the CEO, the Compensation Committee undertook a separate performance evaluation of Mr. Greig and presented its award recommendation to the Board of Directors for approval. For a detailed overview and discussion of FirstMerit’s ICP in 2009, see pages [  ] of this proxy statement. Formulaic ICP awards paid in 2009 to the named executive officers are reflected in the Non-Equity Compensation Column of the Summary Compensation Table. Discretionary ICP awards approved by the CEO, Compensation Committee and Board of Directors are reflected in the Bonus Column of the Summary Compensation Table.

Long-Term Equity Awards

On January 15, 2009, the Board of Directors issued long-term incentive awards of restricted stock to approximately 35 executive officers of FirstMerit. In general, long-term equity incentive award target grants to FirstMerit’s named executive officers are determined annually by the Compensation Committee and are generally set in accordance with the 50th percentile of competitive market levels, with adjustments based upon individual and corporate performance. Consistent with historic practice, long-term incentive target amounts are established annually as a percentage of each named executive officer’s salary grade midpoint (for 2008, 200% of base salary for Mr. Greig, 80% for Messrs. Bichsel and Richgels and 70% for Mr. Dorsett). The long-term equity awards issued during 2009 to the named executive officers of FirstMerit are reflected in the All Other Stock Awards Column of the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
							Market
							Value of
	Number of	Number of			Number of		Shares or
	Securities	Securities			Shares or		Units of
	Underlying	Underlying	Option		Units of		Stock That
	Unexercised	Unexercised	Exercise	Option	Stock That		Have Not
	Options	Options	Price	Expiration	Have Not		Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Date	Vested (#)		($)(1)

Paul G. Greig	50,734	—	$22.89	5/18/2016	—		—
	—	—	—	—	18,333	(2)	$369,227
	—	—	—	—	53,574	(3)	$1,078,980
	—	—	—	—	93,294	(4)	$1,878,941
Terrence E. Bichsel	45,458	—	$25.51	1/18/2011	—		—
	36,529	—	$26.67	2/21/2012	—		—
	36,833	—	$19.67	2/20/2013	—		—
	50,734	—	$26.04	2/19/2014	—		—
	50,734	—	$26.40	2/17/2015	—		—
	15,931	—	$23.93	4/19/2016	—		—
					3,366	(2)	$67,791
					12,723	(3)	$256,241
					22,157	(4)	$446,242
William P. Richgels	10,147	5,074 (5)	$21.29	5/21/2017	—		—
	—	—	—	—	10,000	(6)	$201,400
	—	—	—	—	12,723	(3)	$256,241
	—	—	—	—	22,157	(4)	$446,242
Kenneth A. Dorsett	—	—	—	—	1,333	(7)	$26,847
	—	—	—	—	4,018	(3)	$80,923
	—	—	—	—	9,912	(4)	$199,628
David G. Goodall	—	—	—	—	10,000	(8)	$201,400

(1)	Market value computed using $20.14, the closing share price of FirstMerit’s Common Shares on December 31, 2009.

(2)	Award of restricted shares, all of which will vest on April 19, 2010.

(3)	Award of restricted shares, one-half of which vest on each of February 21, 2010 and 2011.

(4)	Award of restricted shares, one-third of which vest on each of January 15, 2010, 2011 and 2012.

(5)	Award of stock options, all of which vest on May 21, 2010.

(6)	Awards of restricted shares, all of which vest on May 21, 2010.

(7)	Award of restricted shares, all of which vest on October 18, 2010.

(8)	Awards of restricted shares, all of which vest on April 15, 2012.

Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)	($)

Paul G. Greig	103,120	$1,773,988
Terrence E. Bichsel	12,795	$223,204
William P. Richgels	6,362	$94,158
Kenneth A. Dorsett	3,342	$56,220
David G. Goodall	—	—

Pension Benefits

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the named executive officers with respect to the Pension Plan, Excess Plan and SERP.

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service (#)	Benefits ($)(1)

Paul G. Greig	Pension Plan	0.72	$8,367
	Excess Plan	0.72	$16,354
	SERP	10.00(2)	$4,373,572
Terrence E. Bichsel	Pension Plan	10.00	$258,122
	Excess Plan	10.00	$112,664
	SERP	10.00	$1,099,243
William P. Richgels	Pension Plan	0.00	$0
	Excess Plan	0.00	$0
	SERP	3.00	$1,056,371
Kenneth A. Dorsett	Pension Plan	0.00	$0
	Excess Plan	0.00	$0
	SERP	2.00	$438,988
David G. Goodall	Pension Plan	0.00	$0
	Excess Plan	0.00	$0
	SERP	0.00	$0

(1)	Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 5.98%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on postretirement discount segment rates of 4.0%, 5.24%, 5.37% and 5.69% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 2004 in the Pension Plan and Excess Plan are available in a lump sum form of payment at retirement.

(2)	Pursuant to age and service credits granted to Mr. Greig during fiscal 2008 and 2009, Mr. Greig is entitled to six years of age and service credit under the SERP beyond his years of actual service.

Executive Retirement Plans

FirstMerit sponsors the following five executive retirement plans: (1) the Pension Plan; (2) the Excess Plan; (3) the 2008 Excess Plan; (4) the SERP; and (5) the 2008 SERP.

Pension Plan

Under the tax-qualified Pension Plan, pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $245,000 in 2009) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal: (1) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years; and (2) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limits of Section 401(a)(17) of the Code.

Employees are eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours. Employees become fully vested in their benefits upon the completion of five years of participating service, and the benefit is payable to them on an unreduced basis at age 65 (normal retirement).

The Pension Plan offers several optional forms of payment, including 5, 10, and 15 year certain or life annuities and 50%, 66 2/3%, 75% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum distribution at retirement The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2008, none of the named executive officers were eligible to take early retirement under the Pension Plan.

Effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of service as of December 31, 2006.

Excess Plan

The Excess Plan is an unfunded arrangement that provides the difference between normal Pension Plan benefit calculations and federal maximum limits on pensions ($245,000 in 2009). All FirstMerit employees who have a base salary large enough to qualify are covered. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan. Effective January 1, 2007, benefit accruals under the Excess Plan ceased for non-vested employees as of December 31, 2006.

2008 Excess Plan

The 2008 Excess Plan is an unfunded arrangement designed for any employee earning more than the IRS defined annual compensation limit ($245,000 in 2009). Eligible employees become participants under the 2008 Excess Plan in the first plan year (a “Plan Year”) during which the eligible employee can participant in the 401(k) Plan and the eligible employee’s benefits under the profit sharing feature and/or the Retirement

Investment Plan are affected by the limitations set forth in Section 401(a)(17) of the Code. Currently, the named executive officers of FirstMerit are all participants in the 2008 Excess Plan.

Pursuant to the 2008 Excess Plan, FirstMerit maintains an account for each participant. With respect to each Plan Year, FirstMerit will make a deemed contribution to each participant’s account in an amount equal to the excess, if any, of: (i) the maximum profit sharing and/or Retirement Investment Plan amount that could have been credited to an account for the participant’s benefit for the Plan Year under the 401(k) Plan if the limitations under Section 401(a)(17) of the Code were not applied; minus (ii) the actual profit sharing and/or Retirement Investment Plan amount that was actually credited to the participant’s account for such Plan Year under the 401(k) Plan. In addition, FirstMerit reserves the right to issue discretionary contributions to the account of one or more participants as may be determined by the Company’s Board of Directors. A participant will be vested in all 2008 Excess Plan contributions and all discretionary contributions in the same percentage as the participant is vested in profit sharing and Retirement Investment Plan accounts contributions under the 401(k) Plan. In addition, a participant will become 100% vested upon the earliest to occur of: (1) a determination that the participant is Disabled prior to the participant’s Separation from Service; (2) the participant’s Separation from Service due to his or her death; or (3) the participant’s Separation from Service by the Company without Cause or by the participant for Good Reason, in each case, within two years following a Change in Control (as such terms are defined in the 2008 Excess Plan). Any amounts credited to a participant’s account that are not vested at the time of a participant’s Separation from Service will be forfeited.

Except as otherwise provided, a participant in the 2008 Excess Plan will receive a distribution in cash equal to the value of the vested portion of their account within 90 days following their Separation from Service with FirstMerit. Each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments. Notwithstanding anything in the 2008 Excess Plan to the contrary, if a participant incurs a Separation from Service by FirstMerit for Cause, all amounts credited to the participant’s account (whether or not vested) will be forfeited as of the date of such Separation from Service. Participants agree not to compete with the Company for a period of three years following their Separation from Service. In addition, each participant agrees that in the event of a violation of such non-competition provision, such participant may be required to repay FirstMerit an amount equal to all distributions received by the participant and to forfeit any amounts credited to his or her account.

SERP

The intent of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. Of the named executive officers, Messrs. Greig, Bichsel, Richgels and Dorsett each are participants under the SERP. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit: 50% of Average Total Monthly Earnings (average of the highest three out of the last five years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (i.e., the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset by retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’ retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax).

The SERP benefit is calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the Qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	50% of Primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service multiplied by 10%.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Effective January 8, 2009, FirstMerit amended the SERP to provide Mr. Greig with three years of additional age and vesting service credit under the SERP, unless his employment is terminated for Cause (as such term is defined under the SERP).

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or 5, 10, or 15 year certain or life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution. Prior to 2001, the Target Benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with 5 years of service. As described above, the 50% Target Benefit in the SERP is reduced by 3% per year prior to age 65. The SERP was closed to all non-participating executives as of December 31, 2007.

2008 SERP

The 2008 SERP is a nonqualified defined benefit plan designed for a select group of highly compensated employees, serving in executive tier positions, who are not eligible to participate in the closed SERP. Eligible employees shall become participants under the 2008 SERP upon designation by the Compensation Committee. Currently, Mr. Goodall is the only named executive officer of FirstMerit eligible to participate in the 2008 SERP.

Pursuant to the 2008 SERP, FirstMerit maintains an account for each participant and makes an annual contribution to each participant’s account in an amount equal to ten percent of the participant’s compensation for the portion of the plan year during which such participant was eligible to participate in the 2008 SERP. Except as otherwise determined by the Compensation Committee, each participant shall become 100% vested in their participant account upon the completion of at least 1,000 hours of service in three consecutive plan years. However, in accordance with the accelerated vesting provisions of the 2008 SERP, participants shall also become 100% vested upon the earliest occurrence of: (i) the participant’s death; (ii) a determination that the participant is Disabled prior to his or her Separation from Service; or (iii) termination of the participant by the Company Without Cause or the voluntary resignation of the participant for Good Reason, in each case, within two years following a Change in Control (as such terms are defined in the 2008 SERP). All amounts credited to a participant’s account that are not vested at the time of the participant’s Separation from Service shall be forfeited. Except as otherwise provided, a participant in the 2008 SERP will receive a distribution in cash equal to the value of the vested portion of his or her account within 90 days following his or her

Separation from Service with FirstMerit. Under the 2008 SERP, each participant may elect to receive his or her vested distributions either in a single lump sum payment or in ten equal annual installments.

In the event that FirstMerit terminates a participant For Cause (as such term is defined in the 2008 SERP), such participant shall forfeit all amounts credited to his or her account (whether vested or unvested) as of the date of his or her Separation from Service. Under the terms of the 2008 SERP, participants agree not to compete with FirstMerit for a period of three years following their Separation from Service. Additionally, each participant agrees that in the event of a violation of such non-competition provision, such participant will be required to repay FirstMerit an amount equal to all distributions received by the participant and will forfeit any amounts credited to their account.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Balance at
	Last FY	Last FY	in Last FY	Last FYE
Name	($)(1)	($)	($)(2)	($)

Paul G. Greig	$0	$0	$0	$0
Terrence E. Bichsel	$229,525	$0	$83,003	$1,015,332
William P. Richgels	$0	$0	$0	$0
Kenneth A. Dorsett	$0	$0	$0	$0
David G. Goodall	$4,100	$0	$85	$4,185

(1)	Executive contributions to the Executive Deferred Plan include salary deferred in 2009.

(2)	All earnings under the Executive Deferred Plan in 2009 are tied to the performance of Common Shares or other designated investment fund indices, are not above-market and are not included in the Summary Compensation Table.

Executive Deferred Compensation Plan

Under the Executive Deferred Plan, FirstMerit offers flexibility to certain key employees in regards to the form and timing of compensation payment by providing participating executives the opportunity to defer a portion of their annual base and ICP compensation, if any, and invest in the Company’s Common Shares. Under the Executive Deferred Plan, base salary up to 90% and incentive payments up to 100% can each be deferred in 1% increments up to 100%. Executives electing to participate in the Executive Deferred Plan have the option of investing deferred compensation into a stock account and/or asset account (effective January 1, 2009), both of which are maintained by the Company in the name of each participant.

If a participating executive chooses to establish a stock account, FirstMerit will maintain a stock account in the name of each participant and credit such account with stock credits equal to the number of Common Shares that could have been purchased with the amount of any deferred compensation, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. Participants are 100% vested in their stock account at all times.

Effective January 1, 2009, participants in the Executive Deferred Plan may elect to establish an annual asset account, which will be maintained by FirstMerit in the name of each participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Executive Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time in its sole discretion. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset accounts at all times.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock and/or asset account may be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock and/or asset account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive an in-service distribution of his or her annual deferrals, provided the election is made at the time the of deferral election and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares, while distributions from a participant’s asset account will be made in cash.

Employment Agreements

On May 15, 2006, FirstMerit entered into an employment agreement with Paul G. Greig (the “Greig Agreement”) to retain him as its President and Chief Executive Officer, which was subsequently amended on January 17, 2008 and January 8, 2009. The initial term of the Greig Agreement was set to expire on May 31, 2009; however, since neither FirstMerit nor Mr. Greig delivered written notice on or before June 1, 2008 of an intent not to renew the Greig Agreement, the Greig Agreement continued for additional one year periods (“Additional One-Year Terms”) unless either party delivers a written notice of an intent not to renew the Greig Agreement at least 12 months before the beginning of the then current Additional One-Year Term.

As amended, the Greig Agreement provides for a base salary of $689,037.36, which may be increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that the Company adopts or maintains for its senior executives and shall be assigned a target bonus of no less than 100 percent of his base salary, with the payment conditions for such bonus established by the Board of Directors. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit programs provided to the Company’s senior executives and is entitled to reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy. The Company also reimbursed Mr. Greig for reasonable relocation expenses.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either FirstMerit or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with the Company or its affiliates in any state where the Company or its affiliates have an office or branch during the term of the Greig Agreement and any contiguous state thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the Company or its affiliates to leave their employment.

If the Greig Agreement is terminated by FirstMerit without Cause or by Mr. Greig for Good Reason, Mr. Greig will be entitled to certain severance payments and other benefits (as such terms are defined hereafter). Under the Greig Agreement, “Cause” is defined generally as: (i) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of FirstMerit; (ii) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of the Company’s written policies or procedures; (iii) unauthorized disclosure of certain Company confidential information; (iv) intentional and material breach of any contract with, or violation of any legal obligation owed to, FirstMerit; (v) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (vi) willful engagement in gross misconduct that is injurious to the Company; (vii) Mr. Greig’s material breach of the Greig Agreement; or (viii) any intentional cooperation with any party attempting to effect a change in control of FirstMerit unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (1) any breach of the Greig Agreement by or on behalf of FirstMerit; (2) a reduction in Mr. Greig’s title, duties, responsibilities or status; (3) the assignment to Mr. Greig of duties that are inconsistent with his office; (4) the modification of his reporting responsibilities; (5) certain involuntary reductions in base salary; (6) relocation to an office more than 50 miles distant from Akron, Ohio; (7) involuntary discontinuance of Mr. Greig’s participation in any Company benefit plan unless the plan is discontinued equally to all participants; (8) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (9) an unsuccessful attempt by FirstMerit to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (10) failure of the Company to obtain an assumption of its obligations under the Greig Agreement by any successor.

Executive Agreements

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized FirstMerit to execute the Amended Change in Control Agreements with certain executive officers of the Company, including each of the named executive officers. Pursuant to the terms of the Amended Change in Control Agreements, covered executive officers are provided with certain benefits upon the occurrence of: (1) a Change in Control (as defined in the Amended Change in Control Agreements); or (2) certain termination events following a Change in Control. In the event of a Change in Control, whether or not resulting in termination, covered executives are provided with the automatic vesting of all outstanding equity awards and certain executives (excluding Mr. Greig) are credited with 24 additional months of service, age and earnings in connection with calculating benefits under either the SERP or 2008 SERP. However, notwithstanding the foregoing, in the event that a covered executive is subsequently terminated for Cause (as defined in the Amended Change in Control Agreements), such executive will not be entitled to benefits under the Amended Change in Control Agreements.

If a Change in Control has occurred and during the Protection Period a covered executive’s employment is terminated: (1) by FirstMerit other than for Cause, Disability or death; or (2) by the executive for Good Reason (as such terms are defined in the Amended Change in Control Agreements), covered executives are generally provided with base salary, incentive compensation (at the “target” or higher level) and medical, life and accidental death and dismemberment insurance for a designated period following termination. In regards to base salary and incentive compensation, such executive officer shall be entitled to an amount payable in one lump sum equal to the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, Messrs. Richgels and Bichsel have multiples of 2.5 and all other named executive officers have a multiple of 2.0. Each named executive officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Finally, each named executive officer also receives benefits for a period after termination corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.), which must include medical and life insurance benefits identical to those in effect just before the Change in Control.

Other than for Mr. Greig, total compensation and benefits provided by the Amended Change in Control Agreements must be less than federal regulations which constitute a “golden parachute” (currently 299% of previous five year income average), as provided by Section 280G of the Code. In the event that compensation received by Mr. Greig does exceed the threshold imposed by Section 280G of the Code, Mr. Greig shall be entitled to a “full gross up” in an amount sufficient to ensure that, after payment of taxes, Mr. Greig will retain an after tax amount equal to the amount he would have retained had no tax arisen under Section 4999 of the Code; provided, however, that this provision shall be ineffective during the time that FirstMerit equity securities are outstanding under the Capital Purchase Program. In return for the benefits provided, covered executives agree to abide by certain confidentiality, cooperation and disclosure obligations in regards to the Company during a potential Change in Control situation, and in the case of executives other than Mr. Greig, certain non-competition provisions for a period of one year if: (1) the executive voluntarily terminates their employment for Good Reason following a Change in Control: or (2) the Company terminates the executive other than for Cause, Disability or death following a Change in Control.

Displacement Agreements

In addition to the Amended Change in Control Agreements, FirstMerit has executed the Displacement Agreements with certain executive officers of the Company, including each of the named executive officers. The Displacement Agreements each provide that if there is a merger, acquisition or like transaction that does not result in or involve a change in control of FirstMerit (i.e., a “merger of equals”), and the named executive officer is subsequently terminated during the term of his or her agreement, the officer will be entitled to receive certain benefits similar to those provided for a qualifying termination under the Amended Change in Control Agreements.

The tables below set forth a summary of the potential amounts payable to each named executive officer, based upon the closing price of Common Shares effective for December 31, 2009 of $20.14, under the various termination scenarios, including those provided pursuant to the Amended Change in Control Agreements and Displacement Agreements. Additionally, for Mr. Greig, the only named executive officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.

Potential Payments Upon Termination or Change in Control

For Paul G. Greig, Chairman, President and Chief Executive Officer

				Involuntary			Displacement			CIC +
	Voluntary			Without			+ Involuntary		CIC +	Involuntary
	Termination			Cause or			Without Cause		Involuntary	Without Cause
	Without			Voluntary			or Voluntary	CIC +	Without	or Voluntary
Compensation	Good		Involuntary	for Good			for Good	Involuntary	Good	for Good
Component	Reason(1)	Retirement (1)(2)	for Cause(1)	Reason(1)	Disability(3)	Death(4)	Reason(5)	for Cause(6)	Reason(7)	Reason(8)

Pension Plan	$8,367	$8,367	$8,367	$8,367	$8,367	$4,184	$8,367	$8,367	$8,367	$8,367
Excess Plan	$16,354	16,354	$16,354	$16,354	$16,354	16,354	$16,354	$16,354	$16,354	16,354
SERP	$10,307,850	$10,307,850	$2,639,639	$10,307,850	$10,307,850	$10,307,850	$9,609,642	$2,639,639	$9,609,642	$9,609,642
Option Value(9)	—	—	—	—	—	—	—	—	—	—
Life Insurance(10)	$37,102	$37,102	$37,102	$37,102	$37,102	$1,500,000	$37,102	$37,102	$37,102	$37,102
Cash Severance (Base Salary)	—	—	—	$2,209,350	—	—	$2,209,350	—	—	$2,209,350
Cash Severance (Bonus)	—	—	—	$2,209,350	—	—	$2,209,350	—	—	$2,209,350
Restricted Stock/Unit Value	—	—	—	$2,700,834	$2,700,834	$2,700,834	$2,700,834	—	$2,700,834	$2,700,834
Health and Welfare Benefits	—	—	—	$143,912	—	—	$143,912	—	—	$143,912
Outplacement	—	—	—	—	—	—	$35,000	—	—	$35,000
Excise Tax Gross-up(11)	—	—	—	—	—	—	$4,629,504	—	—	$4,629,504

Total Value	$10,369,673	$10,369,673	$2,701,462	$17,633,119	$13,070,507	$14,529,222	$21,599,416	$2,701,462	$12,372,299	$21,599,416

For Terrence E. Bichsel, Executive Vice President and Chief Financial Officer

					Displacement +			CIC +
					Involuntary		CIC +	Involuntary
					Without Cause		Voluntary	Without Cause
					or Voluntary	CIC +	Without	or Voluntary
Compensation					for Good	Involuntary for	Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason(7)	Reason(8)

Pension Plan	$258,122	$258,122	$258,122	$129,061	$258,122	$258,122	$258,122	$258,122
Excess Plan	$112,664	$112,664	$56,332	$112,664	$112,664	$112,664	$112,664	$112,664
SERP	$1,739,160	$1,099,243	$1,099,243	$1,099,243	$2,055,993	$1,739,160	$2,240,957	$2,240,957
Nonqualified Deferred
Comp Balance	$1,015,332	$1,015,332	$1,015,332	$1,015,332	$1,015,332	$1,015,332	$1,015,332	$1,015,332
Option Value(9)	—	—	—	—	—	—	—	—
Life Insurance(10)	$55,019	$55,019	$55,019	$500,000	$55,019	$55,019	$55,019	$55,019
Cash Severance (Base Salary)	—	—	—	—	$870,500	—	—	870,500
Cash Severance (Bonus)	—	—	—	—	$522,300	—	—	522,300
Restricted Stock/Unit Value	—	—	621,520	621,520	$621,520	—	—	621,520
Health and Welfare Benefits	—	—	—	—	$73,484	—	—	73,484
Outplacement	—	—	—	—	$25,000	—	—	25,000
Excise Tax Forfeiture(11)	—	—	—	—	$(1,316,553)	—	—	(1,501,517)

Total Value	$3,180,298	$2,562,847	$3,184,367	$3,443,955	$4,315,847	$3,180,298	$3,704,561	$4,315,847

For William P. Richgels, Executive Vice President and Chief Credit Officer

					Displacement +			CIC+
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason(7)	Reason(8)

Pension Plan	—	—	—	—	—	—	—	—
Excess Plan	—	—	—	—	—	—	—	—
SERP	$1,550,690	$1,056,371	$1,056,371	$1,056,371	$2,465,904	$1,550,690	$2,788,733	$2,788,733
Option Value(9)	—	$16,556	$16,556	$16,556	$16,556	—	$16,556	$16,556
Life Insurance(10)	$12,621	$12,621	$12,621	$500,000	$12,621	$12,621	$12,621	$12,621
Cash Severance (Base Salary)	—	—	—	—	$870,500	—	—	$870,500
Cash Severance (Bonus)	—	—	—	—	$522,300	—	—	$522,300
Restricted Stock/Unit Value	—	—	$755,129	$755,129	$755,129	—	—	$755,129
Health and Welfare Benefits	—	—	—	—	$86,925	—	—	$86,925
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture(11)	—	—	—	—	—	—	—	—

Total Value	$1,563,311	$1,085,548	$1,840,677	$2,328,056	$4,754,935	$1,563,311	$2,817,910	$5,077,764

For Kenneth A. Dorsett, Executive Vice President — Wealth Management Services

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason(7)	Reason(8)

Pension Plan	—	—	—	—	—	—	—	—
Excess Plan	—	—	—	—	—	—	—	—
SERP	$779,985	$438,988	$438,988	$438,988	$1,489,523	$779,985	$1,483,510	$1,483,510
Option Value(9)	—	—	—	—	—	—	—	—
Life Insurance(10)	$3,745	$3,745	$3,745	$500,000	$3,745	$3,745	$3,745	$3,745
Cash Severance (Base Salary)	—	—	—	—	$543,600	—	—	$543,600
Cash Severance (Bonus)	—	—	—	—	$298,980	—	—	$298,980
Restricted Stock/Unit Value	—	—	$240,861	$240,861	$240,861	—	—	$240,861
Health and Welfare Benefits	—	—	—	—	$66,386	—	—	$66,386
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture(11)	—	—	—	—	—	—	—	—

Total Value	$783,730	$442,733	$683,594	$1,179,849	$2,668,095	$783,730	$1,487,255	$2,662,082

For David G. Goodall, Executive Vice President — Commercial Banking

					Displacement +			CIC +
					Involuntary			Involuntary
					Without Cause		CIC +	Without Cause
					or Voluntary	CIC +	Voluntary	or Voluntary
Compensation					for Good	Involuntary for	Without Good	for Good
Component	Termination(1)	Retirement(2)	Disability(3)	Death(4)	Reason(5)	Cause(6)	Reason(7)	Reason(8)

Pension Plan	—	—	—	—	—	—	—	—
Excess Plan	—	—	—	—	—	—	—	—
SERP	—	—	—	—	—	—	—	—
Option Value(9)	—	—	—	—	—	—	—	—
Life Insurance(10)	—	—	—	$500,000	—	—	—	—
Cash Severance (Base Salary)	—	—	—	—	$600,000	—	—	$600,000
Cash Severance (Bonus)	—	—	—	—	—	—	—	$330,000
Restricted Stock/Unit Value	—	—	$201,400	$201,400	$201,400	—	—	$201,400
Health and Welfare Benefits	—	—	—	—	—	—	—	$37,720
Outplacement	—	—	—	—	$25,000	—	—	$25,000
Excise Tax Forfeiture(11)	—	—	—	—	—	—	—	—

Total Value	—	—	$201,400	$701,400	$826,400	—	—	$1,194,120

(1)	For Mr. Greig, amounts determined pursuant to the terms of his employment agreement with FirstMerit. Mr. Greig is the only named executive officer of FirstMerit with an employment agreement. All other named executive officers of FirstMerit are at-will employees.

(2)	Pursuant to the terms of FirstMerit’s 2006 Equity Plan and the applicable award agreements, all unvested stock options become immediately exercisable upon the retirement of a named executive officer.

(3)	Upon the occurrence of permanent disability, named executive officers are entitled to all accrued benefits under the Pension Plan, Excess Plan and SERP. Additionally, upon disability, all time-based restricted stock and unvested stock option awards are considered fully vested and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the named executive officers.

(4)	Upon death, each named executive officer’s designated beneficiary is entitled to receive a monthly payment equal to 50% of the named executive officer’s accrued Pension Plan and Excess Plan benefits. Additionally, designated beneficiaries are entitled to a 15-year certain annuity payment based on 100% of the named executive officer’s accrued benefits under the SERP. Upon death, all time-based restricted stock and unvested stock option awards are considered fully vested and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the named executive officers.

(5)	Pursuant to the Displacement Agreements, the calculation of Cash Severance (Base Salary) equals the Named Executive base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by each executive’s specific variable (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Dorsett and Goodall). In addition, the calculation of each named executive officer’s Cash Severance (Bonus) is equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Moreover, pursuant to the Displacement Agreements, all time-based restricted stock and unvested stock option awards become fully vested upon displacement and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the named executive officers. The calculation of Health and Welfare Benefits include identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the displacement corresponding with their specific multiple (i.e., 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(6)	Pursuant to the Amended Change in Control Agreements, named executive officers that are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan, the SERP and 2008 SERP.

(7)	Pursuant to the Amended Change in Control Agreements, named executive officers that voluntary terminate their employment “Without Good Reason” are entitled to accelerated vesting of outstanding equity awards, a SERP enhancement and to any benefits accrued under the Pension Plan and Excess Plan.

(8)	Pursuant to the Amended Change in Control Agreements, the calculation of Cash Severance (Base Salary) equals the named executive officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the change in control) multiplied by each executive’s specific variable (3.0 for Mr. Greig, 2.5 for Messrs. Bichsel and Richgels and 2.0 for Messrs. Dorsett and Goodall). In addition, the calculation of each named executive officer’s Cash Severance (Bonus) is equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same variable. Moreover, pursuant to the Amended Change in Control Agreements, all time-based restricted stock and unvested stock option awards become fully vested upon displacement and, therefore, the amount reflects the value of the accelerated vesting of previously unvested stock options and the value of all restricted stock awards outstanding for the named executive officers. The calculation of Health and Welfare Benefits include identical medical, life and accidental death and dismemberment insurance benefits to those available to the named executive officer prior to the change in control corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.).

(9)	Amount represents the value of the accelerated vesting of previously unvested stock options, as determined by use of a Black-Scholes option pricing methodology.

(10)	For all events other than death, amounts represent the cash surrender value for each named executive officer’s life insurance policy. In the event of death, amount represents the benefit to be received by the designated beneficiary of each named executive officer under their respective life insurance policy.

(11)	Pursuant to the Amended Change in Control Agreements, total compensation and benefits for each named executive officer, other than Mr. Greig, must be less than what federal regulation characterize as a “golden parachute,” as defined by Code Section 280G. Consequently, the amount presented reflects the compensation that the named executive officers must forfeit under the Amended Change in Control Agreements and Displacement Agreements in order to be less than the Section 280G threshold. For Mr. Greig, the amount reflects a tax gross up equal to the 20% excise tax charged under Regulation 280G.

Director Compensation

The following table sets forth compensation information on each of the non-employee directors of FirstMerit. Directors who are also employees receive no additional compensation for their services as a director.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned		Option	Deferred	All Other
	or Paid in	Restricted Stock	Awards	Compensation	Compensation	Total
Name	Cash ($)(1)	Awards ($)	($)	Earnings ($)(3)	($)(4)	($)(5)

Steven H. Baer	$59,000	$24,012	$0	$0	$1,691	$84,703
Karen S. Belden	$81,400	$24,012	$0	$18,155	$1,297	$124,864
R. Cary Blair	$82,900	$24,012	$0	$0	$1,297	$108,209
John C. Blickle	$107,300	$24,012	$0	$0	$1,297	$132,609
Robert W. Briggs	$83,250	$24,012	$0	$0	$1,297	$108,559
Richard Colella	$73,750	$24,012	$0	$11,857	$1,297	$110,916
Gina D. France	$71,850	$24,012	$0	$0	$1,297	$97,159
Terry L. Haines	$51,450	$24,012	$0	$40,693	$1,297	$117,452
J. Michael Hochschwender	$67,050	$24,012	$0	$0	$1,297	$92,359
Clifford J. Isroff	$167,900	$24,012	$0	$39,513	$1,297	$232,722
Philip A. Lloyd II	$98,750	$24,012	$0	$0	$1,297	$124,059
Richard N. Seaman	$56,900	$24,012	$0	$0	$1,297	$82,209

(1)	Includes amounts, if any, deferred at the director’s election pursuant to the Director Deferred Plan. Amount also includes fees, if any, received by the director for sitting on regional bank advisory boards.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. Assumptions used in the calculation of these amounts are included in Note 13 “Share-Based Compensation” to the Consolidated Financial Statements included in FirstMerit’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	Earnings for all directors are related to the Director Deferred Plan and are based either on: (1) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year; or (2) the performance of the Common Shares. The column includes all earnings related to the Moody’s average Corporate Bond Yield.

(4)	All amounts were dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

(5)	Total does not reflect negative amounts, if any, in the Change in Pension Value and Nonqualified Deferred Compensation Earnings Column.

The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year end are as follows:

	Restricted Stock	Option
Name	Awards	Awards

Steven H. Baer	1,989	0
Karen S. Belden	1,656	29,832
R. Cary Blair	1,656	29,832
John C. Blickle	1,656	29,832
Robert W. Briggs	1,656	29,832
Richard Colella	1,656	29,832
Gina D. France	1,656	9,133
Terry L. Haines	1,656	29,832
J. Michael Hochschwender	1,656	6,089
Clifford J. Isroff	1,656	29,832
Philip A. Lloyd II	1,656	29,832
Richard N. Seaman	1,656	29,832

The annual retainer for service on the Board of Directors is $27,000, pro-rated and payable monthly in advance. In addition, the Board’s Lead Independent Director, whose governance role and responsibilities are broad and significant, receives an additional annual retainer of $60,000, pro-rated and payable monthly in advance. Directors receive $2,000 for each Board meeting attended ($750 per meeting for telephone participation). Audit Committee members receive $2,500 per committee meeting attended, with the Audit Chair receiving an annual retainer of $10,000, pro-rated and payable monthly in advance, and $3,500 per meeting. Risk Committee members receive $2,500 per committee meeting attended, with the Risk Chair receiving $3,500 per meeting. Compensation Committee members receive $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting. Other Board Committee members receive $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

In February 2009, directors received a grant of 1,656 restricted shares, representing approximately $24,000 in restricted share value, the restrictions on which lapse one year after the grant date. Traditionally, FirstMerit has issued equity award grants of both restricted and stock options to non-employee directors. However, consistent with the Compensation Committee’s recent policy of issuing restricted stock rather than stock options to executive officers of FirstMerit, the Compensation Committee determined in 2009 to eliminate the award of stock options and provided all non-employee directors with equity awards in the form of restricted stock. In February 1996, the Board adopted share ownership guidelines for its directors. The guidelines state that within five years after adoption, each director of FirstMerit should own Common Shares having a market value equal to at least five times the director’s base retainer.

Director Deferred Compensation Plan

Under the Director Deferred Compensation Plan, FirstMerit offers flexibility to non-employee directors in regards to the form and timing of compensation payment by providing participating directors the opportunity to defer all or a portion of their director fees and invest in a variety of investment vehicles, including the Company’s Common Shares. Directors electing to participate in the Director Deferred Plan have the option of investing deferred compensation into a cash, stock and/or asset account, each of which is maintained by the Company in the name of each participant.

Participating directors may elect to establish an annual cash account, which will be maintained solely for recordkeeping purposes. If a participating director chooses to establish a cash account, FirstMerit will maintain a cash account in the name of each participant and credit such account with any deferred compensation plus interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Participating directors are 100% vested in their cash account at all times.

If a participating director chooses to establish a stock account, FirstMerit will maintain a stock account in the name of each participant and credit such account with stock credits equal to the number of Common Shares that could have been purchased with the amount of any deferred compensation, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. Participants are 100% vested in their stock account at all times.

Effective January 1, 2009, participating directors may elect to establish an annual asset account, which will be maintained by FirstMerit in the name of each participant. Under the asset account deferral option, participants are provided the option to have deferred compensation credited to mirror investment fund indices that are available to participants in the 401(k) Plan. Each participant’s asset account will be deemed to be credited and debited on a daily basis based on the performance of each investment fund in which a participant’s asset account is deemed to be invested. Under the Director Deferred Plan, the Compensation Committee has sole discretion in the selection, number and types of investment funds available for investment and may change or eliminate investment funds from time-to-time. The deemed earnings, gains and losses of each participant’s asset account are determined based upon the performance of the participant’s selected investment funds. Participants are 100% vested in their asset account at all times.

For deferred compensation attributed to a participating director’s cash and/or asset account, distributions will be made within 30 days after the last day of the month in which the participant’s Separation from Service (as such term is defined under the Director Deferred Plan) occurs and a participant may elect to receive amounts from their cash and/or asset account in either a lump sum payment or in up to 120 monthly installments. For distributions of a participant’s stock account, such distribution will be made within 30 days after the last day of the month in which the participant’s Separation from Service occurs and a participant may elect to receive distribution amounts in either a lump sum payment, 120 monthly installments, or in ten annual installments, depending on the date such deferrals were made. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in their cash and/or stock account in a single sum or in up to five equal annual installments during service as a director, provided such election is made at least one year prior to the date of the requested distribution. Notwithstanding the foregoing, all of a participating director’s cash, stock and/or asset account will be distributed to a participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares, while distributions from a participant’s cash and/or asset account will be made in cash.

Four of FirstMerit’s directors participated in the Director Deferred Plan during 2009. The following table provides details for those directors who have participated in the Director Deferred Plan.

	Director	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Aggregate
	Last FY	Last FY	Last FY	Distributions	Balance at
Name	($)	($)	($)(1)	($)	Last FYE($)

Steven H. Baer	$0	$0	$0	$0	$0
Karen S. Belden	$0	$0	$31,654	$0	$578,310
R. Cary Blair	$0	$0	$0	$0	$0
John C. Blickle	$0	$0	$44,977	$0	$1,233,619
Robert W. Briggs	$41,625	$0	$11,853	$0	$262,050
Richard Colella	$0	$0	$33,574	$0	$456,462
Gina D. France	$71,850	$0	$14,061	$0	$303,764
Terry L. Haines	$51,450	$0	$74,035	$150,284	$1,138,801
J. Michael Hochschwender	$53,640	$0	$11,436	$0	$203,161
Clifford J. Isroff	$0	$0	$39,513	$35,000	$446,774
Philip A. Lloyd II	$0	$0	$0	$0	$0
Richard N. Seaman	$0	$0	$2,524	$0	$69,233

(1)	Earnings for all directors are related to the Director Deferred Plan and are based either on: (i) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year; (ii) the performance of certain investment fund indices; or (iii) the performance of the Common Shares. The column includes all earnings accrued in 2009.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for FirstMerit’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of FirstMerit’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Audit Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of FirstMerit’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Nasdaq rules require each member of the Audit Committee to be able to read and understand financial statements. FirstMerit believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of FirstMerit’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of FirstMerit, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2009, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). EY provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussion with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2010 fiscal year.

The Audit Committee:

John C. Blickle, Chair
Karen S. Belden
Gina D. France
J. Michael Hochschwender

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected EY as the independent registered public accounting firm to examine the books, records and accounts of FirstMerit and its subsidiaries for the fiscal year ending December 31, 2010. This selection is being presented to shareholders for ratification or rejection at the Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH SELECTION BE RATIFIED.

EY was the independent registered public accounting firm of FirstMerit for the fiscal year ended December 31, 2009, and is considered by the Audit Committee and the Board of Directors to be well qualified. By Nasdaq and Commission rules and regulations, selection of FirstMerit’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the selection of EY as FirstMerit’s independent registered public accounting firm requires the affirmative vote of the holders of Common Shares entitled to exercise a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 2. Broker non-votes and abstentions will be counted as present and entitled to vote on the matter for purposes of establishing a quorum and, therefore, will have the same effect as votes against Proposal 2. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of FirstMerit’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of FirstMerit and its shareholders.

Representatives of EY will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by EY for fiscal 2009 and 2008 were as follows:

	2009	2008

Audit Fees	$1,141,350	$1,110,715
Audit-Related Fees	$341,900	$426,825
Tax Fees	$0	$0
All Other Fees	$27,448	$106,114

Audit Fees consist of fees billed in the last two fiscal years for the audit of FirstMerit’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of FirstMerit’s financial statements.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning. There were no tax fees billed by EY for 2009 or 2008.

All Other Fees represent services provided with respect to cash management services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of EY and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO ARTICLE FOURTH AND ANNEX A OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

FirstMerit is asking shareholders to approve certain amendments to Article FOURTH and Annex A of the Company’s Articles. Specifically, the Board of Directors has approved a resolution to amend the Articles by eliminating Part C of Article FOURTH and Annex A, which contain the express terms and standard provisions of the Company’s previously issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE ARTICLES.

Article FOURTH and Annex A of the Articles

FirstMerit is seeking shareholder approval to amend Article FOURTH of the Articles by eliminating Part C, which contains the express terms of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and by eliminating Annex A, which contains the standard provisions relating to the Series A Perpetual Preferred Stock.

On January 9, 2009, FirstMerit completed the sale to the Treasury of $125.0 million of newly issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Shares”) as part of the Company’s participation in the Capital Purchase Program created under the Troubled Assets Relief Program (i.e., “TARP”) of the Emergency Economic Stabilization Act of 2008. On April 22, 2009, FirstMerit entered into a Repurchase Letter Agreement (the “Repurchase Agreement”) with the Treasury pursuant to which FirstMerit repurchased all of the Series A Preferred Shares from the Treasury. FirstMerit was one of the first eight financial institutions to repay the funds received under the Capital Purchase Program. Because the Series A Preferred Shares are no longer issued or outstanding, there is no longer a need to have as part of the Articles the express terms of the Series A Preferred Shares in Part C of Article FOURTH or the standard terms in Annex A.

Proposal

It is proposed that the Articles be amended to eliminate Part C of Article FOURTH and to eliminate Annex A as unnecessary due to the repurchase of the Series A Preferred Shares previously issued under TARP.

Required Vote of Shareholders

The proposal to approve amendments to Article FOURTH requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of FirstMerit. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 3. Abstentions and broker non-votes will have the same effect as votes against Proposal 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S ARTICLES.

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 2, OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS

General

FirstMerit is asking shareholders to approve certain amendments to Article III of the Company’s Regulations. Specifically, the Board of Directors has approved a resolution to amend Article III, Section 2, of the Regulations to authorize the Board of Directors to establish the number of directors within a range of nine to 15 without shareholder approval, and to establish the current number of directors at 12. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

Article III, Section 2, of the Regulations

FirstMerit is seeking shareholder approval to amend Article III, Section 2, of the Regulations to allow the Board of Directors to establish the number of directors on the Board of Directors within a range of nine to 15 without shareholder approval. Currently, the number of directors may be determined only by resolution of the shareholders at a meeting called for the purpose of electing directors, subject to a maximum of 24. FirstMerit is proposing that Article III, Section 2, be amended to provide that the number of directors may be fixed or changed either at a meeting of the shareholders at which a quorum is present, or by Board of Directors by the affirmative vote of at least two-thirds of the authorized number of directors; provided, however, that the authority of the Board be limited to establishing the number of directors within a range of nine to 15 without shareholder approval.

The proposed amendments to Article III, Section 2, of the Regulations also would establish the number of directors at 12. Currently, the number of directors has been fixed by the shareholders at 15, with two vacancies. In addition, Richard N. Seaman has notified the Board of Directors of his intention to retire from the Board at the Annual Meeting, which would leave three vacancies. Pursuant to the Regulations, a majority of the Board may appoint individuals to fill vacancies and, in the past, the Board of Directors has believed that the ability to appoint directors to fill such vacancies has served an important corporate purpose, particularly in connection with a future acquisition or if the Board found a highly qualified candidate whom the Board believed should be appointed prior to the next Annual Meeting of Shareholders. However, if the proposed amendments to Article III, Section 2 of the Regulations are approved by the shareholders, and the Board is authorized to establish the number of directors within the stated range, these purposes would be served without maintaining any vacancies.

Effect of the Proposed Amendment

Under the proposed amendments to Article III, Section 2, of the Regulations, the shareholders will retain the authority to fix the number of directors at a meeting of the shareholders called for the purpose of electing directors, but the Board will be granted the authority to establish the number of directors within a new proposed minimum of nine up to a maximum of 15 (which is the number of directors currently established by shareholder resolution) without seeking shareholder approval. This is a right possessed by the vast majority of boards of directors of public companies. In its peer comparison data published for 2010, RiskMetrics Group, Inc. reports that 95.4% of companies in the S&P400 authorize the board of directors to increase or decrease the size of the board without shareholder approval. The proposed amendments are also expressly permitted under the Ohio Revised Code. The Board of Directors believes that this authority will provide it with greater flexibility to adapt efficiently and without delay to changing circumstances with regard to the size of the Board, within the range approved by shareholders, without the need to formally seek and obtain shareholder approval at a meeting of shareholders called for the purpose of electing directors.

The proposed amendments would also reduce the number of currently authorized directors from 15 to 12. The Board of Directors believes that this reduction will result in a Board size which is more closely aligned with the typical size of boards of other public companies and financial institution holding companies, but will continue to provide the depth and breadth of guidance needed by the Company.

Proposal

It is proposed that Article III, Section 2, of the Regulations be amended to authorize the Board of Directors to establish the number of directors within a range of nine to 15 without shareholder approval, and to establish the current number of directors at 12.

If the proposal is approved by shareholders, new Article III, Section 2, of the Regulations would read in its entirety as follows:

Section 2 — Number of; Qualifications; Nominations.  The number of directors may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, or by the Board of Directors by the affirmative vote of at least two-thirds (2/3) of the authorized number of directors, but in no event shall the number of directors exceed fifteen

(15) or be less than nine (9) without the approval of the holders of shares entitling them to exercise a majority of the voting power of the Corporation. Subject to the foregoing, the number of directors as of April 21, 2010 shall be twelve (12). No reduction in the number of the directors shall of itself have the effect of shortening the term of an incumbent director. A director need not be a shareholder of the Corporation.

Required Vote of Shareholders

The proposal to approve amendments to Article III of the Regulations requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 4. Abstentions and broker non-votes will have the same effect as votes against Proposal 4.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S REGULATIONS.

PROPOSAL 5 — APPROVAL OF AMENDMENTS TO ARTICLE SEVENTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

FirstMerit is asking shareholders to approve certain amendments to Article SEVENTH of the Articles. The Board of Directors has approved a resolution to amend Article SEVENTH of the Articles to include a provision which would allow shareholders to approve by a majority of the voting power of FirstMerit any matter that otherwise could require the approval of two-thirds or any other proportion (but less than all) of the voting power of the Company under Ohio law, but eliminate the need to obtain shareholder approval for certain smaller business combinations and mergers, such as those involving the issuance by FirstMerit of as little as five percent of its then outstanding shares of any class of securities. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE ARTICLES.

Article SEVENTH of the Articles

FirstMerit is seeking shareholder approval to amend Article SEVENTH of the Articles by: (i) replacing current subsection (a) of Article SEVENTH, which authorizes the shareholders to approve “business combinations” as defined in subsection (b) of Article SEVENTH by a majority of the voting power of the Company, with a new provision which would allow shareholders to approve by a majority of the voting power of FirstMerit any matter that otherwise could require an approval of two-thirds or any other proportion (but less than all) of the voting power of the Company under Ohio law; and (ii) eliminating the provisions in subsection (b) of Article SEVENTH that require shareholder approval for certain smaller business combinations and mergers, such as those involving the issuance by FirstMerit of as little as five percent of its then outstanding shares of any class of securities, and instead requiring shareholder approval by a majority of the voting power of the Company only with respect to transactions for which shareholder approval is expressly required under the Ohio Revised Code.

Shareholder Approval by Majority Voting Power of all Matters — Proposed Article SEVENTH

Proposed Article SEVENTH would replace the text of current Article SEVENTH, subsection (a), and would authorize shareholders to approve by a majority of the voting power of FirstMerit any matter that otherwise could require the approval of two-thirds or any other proportion (but less than all) of the voting power of the Company under Ohio law. A similar provision is already contained in the Regulations as Article I, Section 6, which provides that, except as otherwise provided by the Regulations or by law, any contract, act, or transaction, prospective or past, of FirstMerit, or of the Board of Directors, or of the officers, may be approved or ratified by the affirmative vote at a meeting of the shareholders entitled to exercise a majority of the voting power of the Company. However, this provision in the Regulations is not effective under the Ohio

General Corporation Law to allow shareholder approval by a majority of the voting power of FirstMerit for matters which may be authorized only in the Articles, including but not limited to approvals of certain business combinations and amendments to the Articles. Currently, subsection (a) of Article SEVENTH authorizes shareholder approval by a majority of the voting power of FirstMerit only for business combinations, as defined in section (b) of Article SEVENTH. This majority approval threshold does not extend to all other matters subject to consideration by shareholders under Ohio law, as the proposed amendment would provide.

Shareholder Approval of Certain Business Combinations — Elimination of Article SEVENTH (b)

Current Article SEVENTH, subsection (b), of the Articles requires the affirmative vote of shareholders holding a majority of FirstMerit’s voting power to approve nearly all business combinations (such as mergers and dispositions of substantially all Company assets), including any transaction which involves the issuance by FirstMerit of as little as five percent of its then outstanding shares of any class of securities.

Prior to 2007, Article SEVENTH required the affirmative vote of at least 80% of FirstMerit’s outstanding voting power to approve certain business combinations (such as mergers or disposition of substantially all of its assets), which involved interested parties owning 10% or more of the outstanding capital stock of the Company, unless: (i) the transaction had been approved by a majority of the Board prior to the entity acquiring 10%; or (ii) the transaction (1) was structured to provide a “fair price” to all stockholders, and (2) had been approved by two-thirds of the Board of Directors and by a majority of the continuing directors any time before consummation. Under those circumstances, the affirmative vote of shareholders exercising two-thirds of FirstMerit’s voting power was required, which is the voting power generally required under the Ohio General Corporation Law for such transactions unless otherwise expressly provided in a company’s articles of incorporation.

Under a proposal considered and approved at the 2007 Annual Meeting of Shareholders, the supermajority voting requirements were eliminated and Article SEVENTH was amended to provide that all business combinations defined in the Articles would require shareholder approval by a majority of the voting power of FirstMerit.

The Board of Directors continues to believe that it is in the best interests of FirstMerit and its shareholders to maintain the majority voting threshold as confirmed in the newly proposed language of Article SEVENTH, but the Board also believes that it is in the best interests of the Company and its shareholders to seek shareholder approval only for those transactions for which shareholder approval is required under the Ohio General Corporation Law, and not nearly all business combinations and mergers as currently required in the Articles.

Under current Article SEVENTH of the Articles, shareholder approval by a majority of the voting power of FirstMerit by each class of capital stock of the Company entitled to vote as a class is required to approve any “business combination,” defined as:

•	any merger or consolidation of FirstMerit, or a subsidiary of the Company, into or with any other person, corporation or entity;

•	any sale, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of FirstMerit to or with any other corporation, person or entity;

•	any reclassification of securities (including a reverse stock split) or recapitalization of the Company, or any merger or consolidation of FirstMerit with any subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any corporation, person or other entity;

•	the issuance or transfer by FirstMerit or any subsidiary (in one transaction or a series of transactions) of any securities of the Company or any subsidiary to any corporation, person or entity of a number or amount of securities equal to five percent or more of the then outstanding number or amount of any class of FirstMerit’s securities to a corporation, person or other entity; or

•	the adoption of any plan as proposed for liquidation or dissolution of the Company proposed by or on behalf of any corporation, person or entity.

If the proposed changes to Article SEVENTH are adopted, shareholder approval by a majority of the voting power of the Company would be required only for the following mergers or consolidations as provided under the Ohio General Corporation Law:

•	if the merger or consolidation agreement would have an effect that, if accomplished through an amendment to the Articles, would require the holders of shares of any particular class of FirstMerit to vote as a class on the adoption of such amendment;

•	if the Articles or Regulations of FirstMerit, then in effect, as the surviving corporation, require that the agreement be adopted by the shareholders or by the holders of a particular class of shares of the Company;

•	if the merger agreement conflicts with the Articles or Regulations of FirstMerit then in effect as the surviving corporation, or changes the Articles or Regulations, or authorizes any action that, if it were being made or authorized apart from the merger, would otherwise require adoption by the shareholders or by the holders of a particular class of shares of the Company;

•	the agreement of merger makes such change in the directors of the Company as the surviving corporation as would otherwise require action by the shareholders or by the holders of a particular class of shares of the Company; or

•	if the merger involves the issuance or transfer by FirstMerit, as the surviving corporation, to the shareholders of the other constituent corporation or corporations of such number of shares of the Company as will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of that corporation in the election of directors.

This last criteria, requiring shareholder approval for transactions involving the issuance of shares that would comprise one-sixth or more of the outstanding stock after a merger, is similar to the requirements of the Delaware General Corporation Law and the listing requirements of Nasdaq, each of which require shareholder approval of a merger if the number of shares of the surviving corporation’s common stock to be issued in the merger exceeds 20% of its common stock outstanding immediately prior to the effective date of the merger. In addition, the Ohio General Corporation Law does not require shareholder approval of mergers involving mergers between a subsidiary corporation and its parent corporation, as long as the parent owns 90% or more of each class of the outstanding shares of the subsidiary, at least one of the constituent corporations is a domestic corporation and the parent is an Ohio corporation, and none of the conditions described above in bullet points two through five of the foregoing paragraph exist.

If the proposed changes to Article SEVENTH are adopted, shareholder approval by a majority of the voting power of FirstMerit would generally be required for a lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company not made in the usual and regular course of business. This general shareholder approval requirement would not apply to the distribution to shareholders of shares owned by FirstMerit in one of its subsidiary corporations, unless either of the following applies: (i) the former subsidiary is a party to an agreement pursuant to which it is obligated to engage in an additional transaction that, if the transaction were authorized after the time at which the distribution becomes effective, would require the approval of its shareholders; or (ii) immediately prior to the time when the distribution becomes effective FirstMerit has more than one class of shares outstanding.

The Board of Directors believes that application of these provisions under the Ohio General Corporation Law to govern the circumstances under which shareholder approval is required for significant transactions involving the Company will maintain the ability of the Company’s shareholders to effectively participate in material corporate transactions under appropriate circumstances, but will avoid the incurrance of the significant costs and time involved in seeking shareholder approval for less significant transactions. It is, therefore, the opinion of the Board of Directors that these changes are in the shareholders’ best interests.

Proposal

It is proposed that Article SEVENTH of the Articles be amended to: (i) replace current subsection (a) with a provision which would allow shareholders to approve by a majority of the voting power of FirstMerit any matter that otherwise could require an approval of two-thirds or any other proportion (but less than all) under Ohio law; and (ii) eliminate current subsection (b) which defines the type of business combinations for which the Company must seek shareholder approval to include certain smaller business combinations and mergers, including those involving the issuance by FirstMerit of five percent or more of its then outstanding shares of any class of securities.

If the proposal is approved by shareholders, new Article SEVENTH of the Articles would read in its entirety as follows:

SEVENTH:

Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds or any other proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, for such purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes shall be required.

Required Vote of Shareholders

The proposal to approve amendments to Article SEVENTH requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 6. Abstentions and broker non-votes will have the same effect as votes against Proposal 6.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S ARTICLES.

PROPOSAL 6 — APPROVAL OF AMENDMENTS TO ARTICLE EIGHTH OF FIRSTMERIT’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

General

FirstMerit is asking shareholders to approve certain amendments to Article EIGHTH of the Articles. The Board of Directors has approved a resolution to amend Article EIGHTH of the Articles by deleting the text of current Article EIGHTH in its entirety and replacing it with a provision authorizing shareholders to approve all amendments to the Articles by a majority of the voting power of FirstMerit. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE ARTICLES.

Article EIGHTH of the Articles

FirstMerit is seeking shareholder approval to amend Article EIGHTH by deleting the current text of Article EIGHTH and replacing it with a provision authorizing shareholders to approve all amendments to the Articles by a majority of the voting power of FirstMerit. Currently, the Articles may be amended only by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of FirstMerit, which is the default requirement under the Ohio General Corporation Law. Although the authority for shareholders to approve amendments by a majority of the voting power of FirstMerit would be implied if Proposal 5 is approved and Article SEVENTH is amended as proposed, the Company believes it is appropriate for purposes of clarity to include a specific provision with regard to shareholder approval of amendments of the Articles, similar to the provision contained in the Regulations which authorizes amendments to the Regulations by holders of shares entitling them to exercise a majority of the voting power of FirstMerit.

Proposal

If the proposal is approved by shareholders, new Article EIGHTH of the Articles would read in its entirety as follows:

EIGHTH:

These Articles of Incorporation of the Corporation may be amended or new Articles of Incorporation may be adopted by the shareholders at a meeting held for such purpose by an affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

Required Vote of Shareholders

The proposal to approve amendments to Article EIGHTH requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 6. Abstentions and broker non-votes will have the same effect as votes against Proposal 6.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S ARTICLES.

PROPOSAL 7 — APPROVAL OF AMENDMENTS TO ARTICLE III, SECTION 4 OF FIRSTMERIT’S SECOND AMENDED AND RESTATED CODE OF REGULATIONS

General

FirstMerit is asking shareholders to approve certain additional amendments to Article III of the Regulations. The Board of Directors has approved a resolution to amend Article III, Section 4, of the Regulations to eliminate the provision requiring good cause for shareholders to remove a director during the term of office for which the director was elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

Article III, Section 4, of the Regulations

FirstMerit is seeking shareholder approval to amend Article III, Section 4, of the Regulations to eliminate the provision requiring good cause for shareholders to remove a director during a director’s term of office for which the director was elected. Article III, Section 4, of the Regulations currently provides that no director may be removed during the term of office for which he or she was elected except for good cause, and if removed by shareholders for good cause, only by a vote of two-thirds of the shares of capital stock outstanding entitled to vote for directors generally.

Prior to 2008, the Board of Directors was divided into three classes of nearly equal size, and directors were elected to three-year terms within each of these classes. Under the Ohio General Corporation Law, public corporations with such classified boards may require “cause” in order for shareholders to remove directors. However, under a proposal considered and approved at the 2008 Annual Meeting of Shareholders, FirstMerit eliminated its classified board structure, so all directors whose terms expired at the 2008 Annual Meeting of Shareholders and thereafter were elected for terms of one year. Accordingly, the last of the three-year terms of a director class are expiring at the Annual Meeting and all directors are being considered for election to one-year terms. After the election of directors at the Annual Meeting, FirstMerit will no longer have any classified directors, so the for “cause” removal provision will no longer be appropriate under the Ohio General Corporation Law.

Effect of the Proposed Amendment

Under the proposed amendments to Article III, Section 4, of the Regulations, the shareholders will have the authority to remove any or all directors from office, without assigning any cause, by affirmative vote of the holders of shares entitling them to exercise a majority of the voting power entitling them to elect directors in place of those to be removed.

Proposal

It is proposed that Article III, Section 4, of the Regulations be amended to eliminate the requirement that directors be removed by shareholders only for “cause.”

If the proposal is approved by shareholders, new Article III, Section 4, of the Regulations would read in its entirety as follows:

Section 4 — Term of Office; Resignations; Removal.  Directors shall hold office until the next Annual Meeting of Shareholders (provided, however, that the foregoing shall not have the effect of shortening the term of any director to which they have been previously elected) and until their successors are elected, or until their earlier resignation, removal from office, or death. A director may be removed during the term of office for which he or she was elected by shareholders by a vote of the holders of a majority of the voting power entitling them to elect directors in place of those to be removed. Any director may resign at any time by oral statement to that effect made at a meeting of the Board or in writing to that effect delivered to the Secretary, such resignation to take effect immediately or at such other time as the director may specify.

Required Vote of Shareholders

The proposal to approve amendments to Article III, Section 4, requires the affirmative vote of the holders of Common Shares entitled to exercise at least a majority of the voting power of the Company. Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on Proposal 7. Abstentions and broker non-votes will have the same effect as votes against Proposal 7.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that FirstMerit specifically incorporates such information by reference.

Judith A. Steiner
Secretary

Akron, Ohio
March 10, 2010

ANNUAL MEETING OF SHAREHOLDERS OF FIRSTMERIT CORPORATION April 21, 2010 COMMON PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2010 The Proxy Statement, Form 10-K for the year ended December 31, 2009 and the 2009 Annual Report to Shareholders are available at http://www.proxydocs.com/fmer Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21230303030303000000 8 042110 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. For the election of twelve Directors 2. To ratify the selection of Ernst & Young LLP as FirstMerit Corporation’s independent registered public accounting firm NOMINEES: for the year ending December 31, 2010. FOR ALL NOMINEES O Steven H. Baer O Karen S. Belden 3. To approve the amendments to Article FOURTH and Annex A WITHHOLD AUTHORITY O R. Cary Blair of FirstMerit Corporation’s Second Amended and Restated FOR ALL NOMINEES O John C. Blickle Articles of Incorporation. O Robert W. Briggs FOR ALL EXCEPT O Richard Colella (See instructions below) 4. To approve the amendments to Article III, Section 2 of O Gina D. France O Paul G. Greig FirstMerit Corporation’s Second Amended and Restated Code O Terry L. Haines of Regulations. O J. Michael Hochschwender O Clifford J. Isroff 5. To approve the amendments to Article SEVENTH of FirstMerit O Philip A. Lloyd II Corporation’s Second Amended and Restated Articles of Incorporation. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” 6. To approve the amendments to Article EIGHTH of FirstMerit and fill in the circle next to each nominee you wish to withhold, as shown here: Corporation’s Second Amended and Restated Articles of Incorporation. 7. To approve the amendments to Article III, Section 4 of JOHN SMITH FirstMerit Corporation’s Second Amended and Restated Code 1234 MAIN STREET of Regulations. APT. 203 NEW YORK, NY 10038 8. Such other business which is properly brought before said meeting and any adjournments thereof. THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS. To change the address on your account, please check the box at right and The undersigned acknowledges receipt from FirstMerit Corporation prior to the indicate your new address in the address space above. Please note that execution of this proxy of the Notice of Meeting and a Proxy Statement. changes to the registered name(s) on the account may not be submitted via this method. DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMON FIRSTMERIT CORPORATION ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTMERIT CORPORATION. The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND JUDITH A. STEINER, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 21, 2010, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH PROPOSAL. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING. (Continued and to be signed on the reverse side.)